Exhibit 10.26

LOAN AGREEMENT

Dated as of February 11, 2020

By and Among

Borrowers (as defined herein)

and

DBR INVESTMENTS CO. LIMITED,

as Lender

i

v

		Page
Section 10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	117
Section 10.29	Appraisals	118
Section 10.30	Counterparts	118
Section 10.31	Set-Off	118

Schedules and Exhibits

Schedules:

Schedule I	-	Rent Rolls
Schedule II	-	Required Repairs
Schedule III	-	Organization of Borrowers
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Intellectual Property/Websites
Schedule VII	-	Location of Properties and Allocated Loan Amounts
Schedule VIII	-	REA
Schedule IX	-	Condo Association Board of Directors
Schedule X	-	Permitted Condo Amendment

Exhibits:

Exhibit A	-	Condominium Unit Description
Exhibit B	-	Secondary Market Transaction Information

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 11, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between DBR INVESTMENTS CO. LIMITED, a Cayman Islands corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), and GIPFL 1300 S DALE MABRY, LLC, a Delaware limited liability company, having its principal place of business at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602, GIPDC 3707 14TH ST, LLC, a Delaware limited liability company, having its principal place of business at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602 and GIPAL JV 15091 SW ALABAMA 20, LLC, a Delaware limited liability company, having its principal place of business at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602 (each a “Borrower” and collectively, together with their respective permitted successors and assigns, “Borrowers”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrowers desire to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrowers, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Appraisal” shall mean an appraisal that is (a) dated not more than ninety (90) days prior to the particular date of any calculation herein including such appraisal, (b) signed by a qualified, independent MAI appraiser selected by Borrower and reasonably approved by Lender, (c) addressed to Lender and its successors and assigns, (d) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform Recovery and (e) otherwise reasonably acceptable to Lender in all material respects.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Allocated Loan Amount” shall mean, with respect to each Property, the amount set forth with respect to such Property on Schedule VII.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Property, three percent (3.0%) of the Allocated Loan Amount for such Property.

“Amortization Commencement Date” shall mean April 6, 2021.

“Annual Budget” shall mean the operating and capital budget for the Property owned by any Borrower setting forth, on a month-by-month basis, in reasonable detail, each line item of such Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Appraised Value” shall mean, the fair market value of each Property that will remain subject to the Liens of the Loan Documents after giving effect to the release of a Property pursuant to Section 2.5.2 reflected in an appraisal paid for by Borrowers that is (i) dated not more than ninety (90) days prior to the date of anticipated the sale of any Property pursuant to Section 2.5.2, (ii) signed by a qualified, independent MAI appraiser selected or approved by Lender, (iii) addressed to Lender and its successors and assigns, (iv) made in compliance with the requirements of the Uniform Standard of Professional Appraisal Practice, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and (v) otherwise reasonably satisfactory to Lender in all material respects.

“Approved Capital Expenditures” shall mean actual out-of-pocket Capital Expenditures to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by a Borrower and either (i) included in the Approved Annual Budget for the Property owned by such Borrower or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Lease Sweep Space Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of a Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by a Borrower in leasing Lease Sweep Space at the Property owned by such Borrower pursuant to Qualified Leases, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, or (B) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of a Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by a Borrower in leasing space at the Property owned by such Borrower pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld, conditioned, or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole discretion (provided, however, that a net worth equal to $10,000,000 and liquid assets equal to $2,000,000 shall be deemed acceptable), for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency, (v) that satisfies the Guarantor Financial Covenants and (vi) who Controls Borrowers (or any Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrowers (or any Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must Control Borrowers (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrowers (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors shall be joint and several.

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrowers, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean each first priority Assignment of Leases and Rents, dated as of the date hereof, from each Borrower, as assignor, to Lender, as assignee.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrowers, Manager and Lender.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of any Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to any Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement dated the date hereof by and among Borrowers, Lender, and Manager.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrowers, Lender and PNC Bank, National Association.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Common Charges” shall mean all common charges, assessments and any other amounts payable by the owner of the Unit pursuant to the terms of the Condominium Documents.

“Common Elements” shall have the meaning given such term in the Condominium Documents.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Condo Association” shall mean the Unit Owners Association for Quincy at Fourteenth Condominium at 1380 Quincy Street, NW, and 3707 14th Street, NW, Washington, D.C. 20010.

“Condominium Documents” shall mean, collectively, Quincy at Fourteenth Condominium Declaration; Quincy at Fourteenth Condominium Bylaws; Plat and Plans of Condominium Subdivision Square 2826, Lot 98, Quincy at Fourteenth Condominium; and all other equivalent documents together with all such modifications to such documents now or hereafter in effect, which affect the Unit or the Common Elements.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee and/or Liquidated Damages Amount, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgages, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan in such period (but assuming, only for the purpose of calculating the Debt Service Coverage Ratio and Restoration DSCR, that the Amortization Commencement Date has already occurred).

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio calculated by Lender, in which (a) the numerator is the Underwritten Net Cash Flow and (b) the denominator is the annual Debt Service. Each determination by Lender of the Debt Service Coverage Ratio shall be conclusive and binding for all purposes, absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.

“Defeasance Collateral” shall mean U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Stated Maturity Date, and (2) in amounts equal to or greater than the Scheduled Defeasance Payments.

“Defeasance Percentage” shall mean the percentage derived by dividing, (i) in the case of an initial Partial Defeasance, the original principal amount of the Defeased Note by the original principal amount of the Note or (ii) in the case of a subsequent Defeasance, the amount of the subsequent Defeased Note by the original principal amount of its corresponding Undefeased Note.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its sole but reasonable discretion change the Deposit Bank from time to time.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the lesser of (i) the Treasury Rate and (ii) the Swap Rate, each when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrowers and Guarantor in connection with the Loan for the benefit of Lender.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrowers (or any Borrower) or the Guarantor, or is treated as a single employer together with Borrowers (or any Borrower) or the Guarantor under Section 414 of the Code or Title IV of ERISA.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Properties from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guarantors” shall mean, collectively, David Sobelman, an individual, and Generation Income Properties, L.P., a Delaware limited partnership, having an address at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602, or any other Person that now or hereafter guarantees the obligations of any Borrower under any Loan Document.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantors for the benefit of Lender.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under any PACE Loans and (viii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any Affiliate of any Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean (i) MaloneBailey LLP (provided that Lender reserves the right to disapprove MaloneBailey LLP if, in Lender’s reasonable opinion, MaloneBailey LLP is not preparing the requisite financial statements in accordance with the applicable terms and conditions of this Agreement and the other Loan Documents or such certified public accountant is not reasonably qualified to provide such services (including, without limitation, due to the loss of a CPA license or an indictment for fraud)), (ii) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrowers and reasonably acceptable to Lender or (iii) such other certified public accountant(s) selected by Borrowers, which is Independent and reasonably acceptable to Lender.

“Interest Rate” shall mean a rate of                      percent (    %) per annum.

“Key Principal(s)” shall mean David Sobelman.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in a Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against any Borrower of any petition for relief under the Bankruptcy Code.

“Lease Sweep Lease” shall mean (i) that certain Commercial Lease dated August 30, 2016 by and between J Square Realty and Development Corp. and Starbucks Corporation, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement (the “Starbucks Lease”); (ii) that certain Building Lease dated July 18, 2012 by and between ZS14, LLC and 7-Eleven, Inc., as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement (the “7-Eleven Lease”); (iii) that certain Lease Agreement dated September 24, 2003 by and between Greenbrier Partners, LLC and CTA, Inc., as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement (the “Pratt & Whitney Lease”); or (iv) any replacement Lease that, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, covers the majority of the applicable Lease Sweep Space.

“Lease Sweep Lease Termination Payments” shall mean, collectively, all sums paid with respect to any rejection, termination, surrender or cancellation of any Lease Sweep Lease (including in any Lease Sweep Tenant Party Insolvency Proceeding) or any lease buy-out or surrender payment from any Lease Sweep Tenant Party (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit).

“Lease Sweep Period”

(i)    shall commence on the first Monthly Payment Date following the occurrence of any of the following:

(a)    with respect to each Lease Sweep Lease, the earlier to occur of:

1.	twelve (12) months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease;

2.

upon the date required under a Lease Sweep Lease by which the Lease Sweep Tenant Party is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(b)    with respect to the Pratt & Whitney Lease, the earlier to occur of:

1.	twelve (12) months prior to January 31, 2024; and

2.	the receipt by Borrower or Manager of notice from any Tenant under a Lease Sweep Lease exercising its right to terminate its Lease Sweep Lease;

(c)    the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by a Borrower or Manager of notice from any Lease Sweep Tenant Party under a Lease Sweep Lease either exercising its right to or evidencing its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date);

(d)    the date that any Lease Sweep Tenant Party shall discontinue its business (i.e., “goes dark”) at its Lease Sweep Space at the Property (or any material portion thereof) or give notice that it intends to discontinue its business at its Lease Sweep Space at the Property (or any material portion thereof);

(e)    upon a default under a Lease Sweep Lease by the Lease Sweep Tenant Party that continues beyond any applicable notice and cure period; or

(f)    the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding; and

(ii)    shall end upon the first to occur of the following:

(A)    in the case of clauses (i)(a), (i)(b), (i)(c) and (i)(d) above, the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases and, in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments hereunder or Operating Expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases;

(B)    in the case of clause (i)(a) above, the date on which the subject Tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with Borrower and acceptable to Lender) with respect to all of its Lease Sweep Space, and in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension;

(C)    in the case of clause (i)(b) above, if such termination option is not validly exercised by the Tenant under the Pratt & Whitney Lease by the latest exercise date specified in the Pratt & Whitney Lease or is otherwise validly and irrevocably waived in writing by the related Tenant;

(D)    in the case of clause (i)(e) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six (6) consecutive months following such cure; and

(E)    in the case of clause (i)(f) above, either (a) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to Lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to Lender.

“Lease Sweep Space” shall mean the space demised under the applicable Lease Sweep Lease.

“Lease Sweep Tenant Party” shall mean a Tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

“Lease Sweep Tenant Party Insolvency Proceeding” shall mean (A) the admission in writing by any Lease Sweep Tenant Party of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by any Lease Sweep Tenant Party of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or the taking advantage by any Lease Sweep Tenant Party of any Insolvency Law (as hereinafter defined), or the commencement by any Lease Sweep Tenant Party of a case or other proceeding naming it as debtor under any Insolvency Law or the instituting of a case or other proceeding against or with respect to any Lease Sweep Tenant Party under any Insolvency Law or (B) the instituting of any proceeding against or with respect to any Lease Sweep Tenant Party seeking liquidation of its assets or the appointment of (or if any Lease Sweep Tenant Party shall consent to or acquiesce in the appointment of) a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing. As used herein, the term “Insolvency Law” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) as the same has been or may be amended or superseded from time to time, or any other applicable domestic or foreign liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, or any similar debtor relief laws affecting the rights, remedies, powers, privileges and benefits of creditors generally.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, any Borrower or any Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting any Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Property or any interest therein, or any direct or indirect interest in any Borrower or any SPC Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Eleven Million Two Hundred Eighty-Seven Thousand Five Hundred and 00/100 Dollars ($11,287,500.00) made by Lender to Borrowers pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance of the Loan and any New Mezzanine Loan (excluding the amount of any Defeased Note) and the denominator is equal to the appraised value of the Properties remaining subject to the Lien of the Loan Documents, based on Acceptable Appraisals.

“Low DSCR Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.25:1.00 and shall end if the Properties have achieved a Debt Service Coverage Ratio of at least 1.30:1.00 for two consecutive Calculation Dates, as determined by Lender.

“LTV Percentage” shall mean the ratio calculated by Lender (expressed as a percentage) of (i) the then Outstanding Principal Balance of the Loan and any New Mezzanine Loan (excluding the amount of any Defeased Note) to (ii) the Appraised Value of the Properties remaining subject to the Lien of the Loan Documents after giving effect to the release of the Property in question.

“Major Contract” shall mean (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), or (iii) any contract or agreement with an Affiliate of Borrowers, in any case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of any Property, whether written or oral.

“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than Two Thousand Two Hundred (2,200) rentable square feet, (ii) contains an option or other preferential right to purchase all or any portion of any Property, (iii) is with an Affiliate of any Borrower as Tenant, or (iv) is entered into during the continuance of a Trigger Period.

“Management Agreement” shall mean the management agreement entered into by and between a Borrower and the current Manager or any replacement management agreement entered into by and between a Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property owned by such Borrower.

“Manager” shall mean 3 Properties, LLC, a Florida limited liability company, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Alteration” shall mean any alteration affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of any Property, the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the date on which the final payment of principal of the Note (or the Undefeased Note, if applicable) becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Trigger Period” shall commence and continue for so long as any New Mezzanine Loan is outstanding.

“Monthly Debt Service Payment Amount” shall mean [                    ].

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Monthly Payment Date occurs; provided that management fees payable to Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed 3% of Rents (“Management Fee Cap”).

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be April 6, 2020.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage(s)” shall mean each first priority Mortgage or Deed of Trust, Assignment of Leases and Rents, and Security Agreement, dated the date hereof, executed and delivered by each Borrower as security for the Loan and encumbering the Property owned by such Borrower, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Sales Proceeds” shall mean, with respect to the sale of any Property, the gross proceeds of such sale less all reasonable and customary transaction costs approved by Lender in its reasonable discretion (provided that in no event shall Net Sales Proceeds be less than ninety-four percent (94%) of the gross proceeds of any such sale).

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and the performance of the Other Obligations.

“Occupancy Conditions” shall mean the delivery by Borrowers to Lender of evidence reasonably satisfactory to Lender (including an estoppel certificate executed by the relevant Tenant(s)) that (A) the entire subject Lease Sweep Space is tenanted under one or more Qualified Leases, (B) each such Tenant has taken occupancy of the entire space demised to such Tenant, (C) all contingencies under all such Lease(s) to the effectiveness of the Lease(s) have been satisfied, (D) all leasing commissions payable in connection with any such Lease have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have either been completed or paid in full or, alternatively, sufficient funds will be retained in the Lease Sweep Account for such purposes (the “Unpaid TILC Obligation Amount”), (E) such Tenant has actually commenced paying full contractual rent under the applicable Lease and any initial free rent period or period of partial rent abatements has expired or, alternatively, sufficient funds will be retained in the Lease Sweep Account to account for all remaining scheduled free rent periods or rent abatements (the “Remaining Rent Abatement Amount” and, collectively with the Unpaid TILC Obligation Amount, the “Unpaid Landlord Obligations Amount”) and (F) the rent commencement date under all such Lease(s) has been set.

“Officer’s Certificate” shall mean a certificate delivered to Lender by a Borrower which is signed by an authorized senior officer of a Borrower or an SPC Party.

“Open Prepayment Date” shall mean December 6, 2029.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrowers during such period in connection with the operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreements, (iv) administrative, payroll, security and general expenses for the Properties, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Properties, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums and (xiii) all underwritten reserves required by Lender hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Properties or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

“Operations Agreements” shall mean the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of any Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrowers contained herein; (b) the performance of each obligation of Borrowers contained in any other Loan Document; and (c) the performance of each obligation of Borrowers contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against any Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM ACT) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar Liens on a Property provided that any such Lien is bonded or discharged within thirty (30) days after a Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3 and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean those certain Property Condition Reports, prepared by Partner Assessment Corporation and each dated as of December 5, 2019.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) five percent (5%) of the unpaid principal balance of the Note as of the Repayment Date.

“Prepayment Notice” shall mean a prior irrevocable written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Monthly Payment Date and shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice.

“Properties” shall mean, collectively, the Unit, the Common Elements, parcels of real property, the Unit, the Common Elements, and Improvements now or hereafter erected or installed thereon and all personal property owned by Borrowers and encumbered by the Mortgages; together with all rights pertaining to such Unit, Common Elements, real property, and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgages. The location of each Property is identified on Schedule VII.

“Qualified Lease” means either: (A) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances or (ii) a modification of the Lease Sweep Lease approved by Lender, or (B) a replacement lease (i) with a term that extends at least two (2) years beyond the end of the Loan Term and with an initial term of at least five (5) years; (ii) entered into in accordance with this Agreement; and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

“Qualified Manager” shall mean (i) so long as Borrowers are Controlled by Key Principal, a property management company owned and/or Controlled by Key Principal or (ii) an Unaffiliated Qualified Manager.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received and approved: (x) reasonably satisfactory evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) Satisfactory Search Results with respect to such proposed transferee.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, those certain agreement(s) more particularly described on Schedule VIII attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to Lender.

“Related Loan” shall mean a loan to an Affiliate of any Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Property.

“Release Amount” shall mean, with respect to any Property released pursuant to Section 2.5.2, the greater of (i) 100% of the Net Sales Proceeds with respect to such Property and (ii) 125% of the Allocated Loan Amount for such Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of each Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to each Property, and the Improvements including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of each Property or rendering of services by a Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Reserve Funds” shall mean, collectively, all funds deposited by a Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Required Repair Funds, the Casualty and Condemnation Funds, the Common Charges Funds, the Lease Sweep Funds, the Cash Collateral Funds and the Rollover Funds.

“Restoration” shall mean the repair, restoration and re-tenanting of a Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on (x) annualized in place Rents or annualized Rents under Leases that are reasonably expected by Lender to remain in place following the completion of such Restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual Debt Service.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Satisfactory Search Results” shall mean, with respect to any Person, (A) reasonably satisfactory completion by Lender of its anti-financial crime and “know your customer” procedures (internal or otherwise), including receipt of credit history, litigation, judgment, and other related searches, each of which are satisfactory to Lender in all respects and (B) confirmation reasonably satisfactory to Lender that such Person does not violate any Anti-Money Laundering Laws and is not on any Government List.

“Scheduled Defeasance Payments” shall mean (i) in the case of a Full Defeasance, the Monthly Interest Payment Amount or Monthly Debt Service Payment Amount (as applicable) required under the Note (or, to the extent that there has been a previous Partial Defeasance, Undefeased Note, as the case may be) for all Monthly Payment Dates occurring after the Release Date (including the Outstanding Principal Balance on the Note (or Undefeased Note, as the case may be) as of the Stated Maturity Date) and (ii) in the case of a Partial Defeasance, the Monthly Interest Payment Amount or Monthly Debt Service Payment Amount (as applicable) multiplied by the Defeasance Percentage for all Monthly Payment Dates occurring after the Release Date (including the Outstanding Principal Balance on the Note (or Undefeased Note, as the case may be) as of the Stated Maturity Date).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“State” shall mean Alabama, the District of Columbia, and/or Florida, as applicable.

“Stated Maturity Date” shall mean March 6, 2030.

“Survey” shall mean a survey of each Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Swap Rate” shall mean the yield calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities (one longer and one shorter) most nearly approximating the Stated Maturity Date (in the event Reuters Capital Markets screen 19901 is no longer available, Lender shall select a comparable publication to determine such yield).

“Taxes” shall mean (i) all real estate taxes, assessments, water rates or sewer rents (collectively, “Real Estate Taxes”) and (ii) personal property taxes, in each case now or hereafter levied or assessed or imposed against the Properties or any part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrowers pursuant to the Loan Documents.

“Title Insurance Policies” shall mean ALTA mortgagee title insurance policies in the form acceptable to Lender issued with respect to each Property and insuring the Liens of the Mortgages.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default, (ii) the commencement of a Low DSCR Period, (iii) the commencement of a Mezzanine Trigger Period, or (iv) the commencement of a Lease Sweep Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended pursuant to the terms hereof, (C) with respect to a Trigger Period continuing due to clause (iii), the Mezzanine Trigger Period has ended pursuant to the terms hereof, or (D) with respect to a Trigger Period continuing due to clause (iv), such Lease Sweep Period has ended pursuant to the terms hereof (and no other Lease Sweep Period is then continuing).

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Unaffiliated Qualified Manager” shall mean an unaffiliated property manager of any Property that (A) is a reputable, nationally or regionally recognized management company having at least five (5) years’ experience in the management of properties that are similar to the Properties as to quality, location and type, (B) at the time of its engagement as property manager has (x) leasable square footage of the same property type as such Property equal to the lesser of 1,000,000 leasable square feet in the aggregate and five (5) times the leasable square feet of such Property and (y) managed at least ten (10) properties that are similar to the Properties as to quality, location and type and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or such other date for which Underwritten Net Cash

Flow is determined) the excess of: (a) the sum of: (i) annualized actual in place base rents received by Borrowers under bona fide Leases at the Properties with Tenants in occupancy, open for business and paying full, unabated rent as of the date of such calculation and actual percentage rents received by Borrowers under such Leases for the twelve (12) months preceding such calculation; plus (ii) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, (x) monthly recoveries actually received by Borrower under bona fide existing Leases at the Properties during such twelve (12) month calculation period and (y) actual rent and revenue received by Borrowers from other sources at the Properties to the extent such receipts are recurring in nature and derived from ordinary course operations of the Properties for such twelve month calculation period; over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Lender’s determination of: (i) a vacancy factor equal to the greater of (A) the actual vacancy rate at the Properties, and (B) 5% of the rentable area of the Properties; (ii) intentionally omitted; (iii) subtraction of (A) an imputed capital improvement requirement amount equal to $0.20 per rentable square foot at the Properties per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve), and (B) an imputed tenant improvement and leasing commission requirement amount equal to $1.02 per rentable square foot at the Properties per annum (the “Imputed TILC Amount”) (regardless of whether a reserve therefor is required hereunder or the amount of such reserve; provided, however, the Imputed TILC Amount shall not be subtracted so long as Monthly Rollover Deposits are suspended pursuant to Section 6.6.3 hereof); (iv) an adjustment so that property management fees are equal to the greater of three percent (3%) of Rents and the property management fees actually paid under the Management Agreement; (v) exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) Tenants not currently in occupancy and paying full, unabated rent, (2) Tenants affiliated with Borrower or any Guarantor, (3) Tenants in default or in bankruptcy, (4) Tenants under month-to-month Leases, (5) Tenants under Leases where the term is set to expire in the next succeeding calendar quarter or (6) Tenants under Leases where the Tenant thereunder has given notice of intent to vacate in the next succeeding calendar quarter; (vi) Taxes and Insurance Premiums payable for the twelve (12) month period succeeding such calculation; and (vii) such other adjustments deemed necessary by Lender based upon Lender’s reasonable underwriting criteria and Lender’s reasonable determination of Rating Agency underwriting and evaluation criteria. Lender shall calculate Underwritten Net Cash Flow in good faith and such calculation methodology shall be applied consistently with similar loans of the same property type as the Property and shall be final absent manifest error.

“Unit” shall mean Unit 1A, as further described in the Condominium Documents and on Exhibit A attached hereto and made a part hereof.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2    Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“7-Eleven Lease” – 1.1 (Definition of “Lease Sweep Lease”)

“Acceptable Blanket Policy” - 5.1.1(c)

“Accounts” - 6.1

“Act” - Schedule V

“Agreement” - Introductory Paragraph

“Alabama Property” – Schedule VII

“Anti-Corruption Obligation” - 4.33

“Approved Annual Budget” – 4.9.5

“Approved Extraordinary Operating Expense” – 4.9.6

“Approved Monthly BI Expenses” – 5.4(f)

“Available Cash” – 6.13.1

“Bail-In Action” – 10.28

“Bail-In Legislation” – 10.28

“Board of Directors” – 3.1.38

“Borrowers” – Introductory Paragraph

“Borrowers’ Additional Recourse Liabilities” – 10.1

“Borrowers’ Recourse Liabilities” – 10.1

“Broker” – 10.19

“Capital Expenditure Account” – 6.5.1

“Capital Expenditure Funds” – 6.5.1

“Cash Collateral Account” – 6.12

“Cash Collateral Funds” – 6.12

“Cash Management Accounts” – 6.14

“Casualty” – 5.2

“Casualty and Condemnation Account” – 6.11

“Casualty and Condemnation Funds” – 6.11

“Casualty Consultant” – 5.4(b)(iii)

“Casualty Retainage” – 5.4(b)(iv)

“Cause” - Schedule V

“Clearing Account” – 6.1

“Clearing Bank” – 6.1

“Committee” - Schedule V

“Common Charges Account” – 6.9

“Common Charges Funds” – 6.9

“Condemnation Proceeds” – 5.4(b)

“Conditional Resignation” – 4.3.5(e)

“Condominium” – Mortgages

“DC Property” – Schedule VII

“Debt Service Account” – Cash Management Agreement

“Defeasance Lockout Expiration Date” – 2.4.2(a)

“Defeasance Security Agreement” – 2.4.2(a)(iii)

“Defeased Note” – 2.4.2(a)(iii)

“Disclosure Document” – 9.2(a)

“Easements” – 3.1.11

“EEA Financial Institution” – 10.28

“EEA Member Country” – 10.28

“EEA Resolution Authority” – 10.28

“Embargoed Person” – 4.32(c)

“Equipment” – Mortgages

“ERISA” – 4.31

“EU Bail-In Legislation Schedule” – 10.28

“Event of Default” – 8.1

“Exchange Act” – 9.2(a)

“Exchange Act Filing” – 9.1(d)

“Extraordinary Operating Expense” – 4.9.6

“Flood Insurance Acts” – 5.1.1(a)(i)

“Florida Property” – Schedule VII

“Full Defeasance” – 2.4.2(a)

“Government Lists” – 4.32(b)

“Guaranteed Insurance Shortfall Amount” – 10.1

“Improvements” – Mortgages

“Increased Costs” – 10.24.1

“Indemnified Liabilities” – 4.30

“Independent Director” – Schedule V

“Independent Manager” – Schedule V

“Initial Interest Period” – 2.3.1

“Insurance Account” – 6.4.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” – 5.1.1(b)

“Insurance Proceeds” – 5.4(b)

“Intellectual Property” – 3.1.33

“Interest Period” – 2.3.2

“Key Principal Estate” – 7.2(g)(v)

“Lease Sweep Account” – 6.10.1

“Lease Sweep Funds” – 6.10.1

“Lease Termination Payments” – 6.6.1(b)(i)

“Lender” – Introductory Paragraph

“Lender Group” – 9.2(b)

“Liabilities” – 9.2(b)

“Licenses” – 3.1.9

“Liquidated Damages Amount” – 2.4.5(b)

“Management Fee Cap” – 1.1 (Definition of “Monthly Operating Expense Budgeted Amount”)

“Monthly Interest Payment Amount” – 2.3.1

“Monthly Rollover Deposits” – 6.6.1(a)

“Nationally Recognized Service Company” – Schedule V

“Net Proceeds” – 5.4(b)

“Net Proceeds Deficiency” – 5.4(b)(vi)

“New Mezzanine Loan” – 9.3.2

“New Mezzanine Loan Borrower” – 9.3.2

“Note” – 2.1.3

“Notice” – 10.6

“OFAC” – 4.32(b)

“Other Taxes” – 10.24.3

“Partial Defeasance” – 2.4.2(a)

“Patriot Act Offense” – 4.32(b)

“Permitted Condo Amendment” – 4.35

“Permitted Indebtedness” – 4.21

“Permitted Investments” – Cash Management Agreement

“Permitted Transfer” – 7.2

“PML” – 5.1.1(a)

“Pratt & Whitney Lease” – 1.1 (Definition of “Lease Sweep Lease”)

“Policies” – 5.1.1(b)

“Qualified Carrier” – 5.1.1(i)

“Radius” – 5.1.1(c)

“Real Estate Taxes” – 1.1 (Definition of “Taxes”)

“Release Date” – 2.4.2(a)(i)

“Remaining Rent Abatement Amount” – 1.1 (Definition of Occupancy Conditions)

“Required Records” – 4.9.7

“Required Repairs” – 6.2.1

“Required Repairs Account” – 6.2.1

“Required Repairs Funds” – 6.2.1

“Review Waiver” – 10.3(b)

“Rollover Account” – 6.6.1(a)

“Rollover Funds” – 6.6.1(a)

“Secondary Market Transaction” – 9.1(a)

“Securities” – 9.1(a)

“Securities Act” – 9.2(a)

“Securitization” – 9.1(a)

“SEL” – 5.1.1(a)(i)

“Servicer” – 10.21

“Servicing Agreement” – 10.21

“SFHA” – 5.1.1(a)(i)

“Sole Member” – Schedule V

“SPC Party” – Schedule V

“Special Member” – Schedule V

“Special Purpose Bankruptcy Remote Entity” – Schedule V

“Springing Recourse Event” – 10.1

“Starbucks Lease” – 1.1 (Definition of “Lease Sweep Lease”)

“Successor Borrower” – 2.4.2(b)

“Tax Account” – 6.3.1

“Tax Funds” – 6.3.1

“Total Condo Casualty” – 10.1

“Transfer” – 4.2

“Transfer and Assumption” – 7.1

“Transferee Borrower” – 7.1

“Transferee Guarantor” – 7.1

“Undefeased Note” – 2.4.2(a)(iii)

“Underwriter Group” – 9.2(b)

“Unpaid Landlord Obligations Amount” – 1.1 (Definition of Occupancy Conditions)

“Unpaid TILC Obligation Amount” – 1.1 (Definition of Occupancy Conditions)

“Updated Information” – 9.1(b)(i)

“Write-Down and Conversion Powers” – 10.28

Section 1.3    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1    The Loan.

2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrowers and each Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2    Single Disbursement to Borrowers. Borrowers shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3    The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Eleven Million Two Hundred Eighty Seven Thousand Five Hundred and 00/100 Dollars ($11,287,500.00) executed by Borrowers and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4    Use of Proceeds. Borrowers shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Properties, (ii) pay all past-due Taxes, Insurance Premiums, Common Charges, and Other Charges, if any, in respect of the Properties, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrowers shall designate (including, but not limited to, distributing such proceeds to Generation Income Properties, L.P. for it to use as it sees fit), provided such purpose does not violate the terms of any Loan Documents.Section 2.2 Interest Rate

Section 2.2    Interest Rate.

2.2.1    Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3    Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3    Loan Payments.

2.3.1    Payments. On the date hereof, Borrowers shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including March 5, 2020 (the “Initial Interest Period”). On April 6, 2020 and each Monthly Payment Date thereafter through and including the Monthly Payment Date immediately preceding the Amortization Commencement Date, Borrowers shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Interest Payment Amount”). On the Amortization Commencement Date and each Monthly Payment Date thereafter during the Term, Borrowers shall make a payment of principal and interest equal to the Monthly Debt Service Payment Amount (including, from and after any Partial Defeasance, any payments received under any Defeased Note). The Monthly Debt Service Payment Amount shall be applied first to accrued and unpaid interest and the balance to the Outstanding Principal Balance. Borrowers shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2    Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time prior to Securitization, in its sole discretion, upon not less than ten (10) days prior written notice to Borrowers, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrowers shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3    Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrowers on the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by law.

2.3.5    Method and Place of Payment.

(a)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)    All payments required to be made by Borrowers hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4    Prepayments.

2.4.1    Prepayments. Except as otherwise provided herein, Borrowers shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2    Defeasance.

(a)    Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof (the “Defeasance Lockout Expiration Date”), Borrowers shall have the right to voluntarily defease the entire amount of the Principal (a “Full Defeasance”) or, in connection with a Property release pursuant to Section 2.5.2, a portion of the Principal (a “Partial Defeasance”) upon the satisfaction of the following conditions:

(i)    not less than sixty (60) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;

(ii)    all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all out-of-pocket costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the reasonable fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii)    Borrowers shall deliver to Lender on or prior to the Release Date:

(A)    the Defeasance Collateral, each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(B)    a pledge and security agreement, in form and substance satisfactory to Lender in its reasonable discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrowers hereunder or under the Note shall be refunded to Borrowers promptly after each Monthly Payment Date;

(C)    a certificate of Borrowers certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D)    an opinion of counsel for Borrowers in form and substance and delivered by counsel satisfactory to Lender in its reasonable discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrowers in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E)    in the case of a Partial Defeasance, the execution and delivery by Borrowers of all necessary documents to amend and restate the Note and issue two (2) substitute notes: one having a principal balance equal to the defeased portion of the original Note (the “Defeased Note”) and the other having a principal balance equal to the undefeased portion of the original Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have terms identical to the terms of the Note, except for the principal balance and a pro rata allocation of the Monthly Debt Service Payment Amount. (After a Partial Defeasance, all references hereunder and in the other Loan Documents to “Note” shall be deemed to mean the Undefeased Note, unless expressly provided to the contrary.) A Defeased Note cannot be the subject of any further defeasance;

(F)    at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;

(G)    a certificate from a firm of independent public accountants reasonably acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(a)(iii)(A) above;

(H)    such other certificates, documents or instruments as Lender may reasonably require; and

(I)    in connection with the conditions set forth above in this Section 2.4.2(a)(iii), Borrowers hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(a)(iii)(A) above to purchase the Defeasance Collateral.

(b)    Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrowers may, or at the option of Lender shall, in the case of a Full Defeasance, assign all of its Obligations, or, in the case of a Partial Defeasance, assign all of its Obligations under the associated Defeased Note, together with the pledged Defeasance Collateral, to a successor entity designated by Lender in its sole discretion or, at the option of Lender, designated by Borrowers and approved by Lender (in each case, the “Successor Borrower”). Lender shall have the right to establish or designate the Successor Borrower and to purchase, or cause to be purchased, the Defeasance Collateral, which rights may be exercised in Lender’s sole discretion and shall be retained by the Lender named herein notwithstanding the transfer or securitization of the Loan. Such successor entity shall execute an assumption agreement in form and substance reasonably satisfactory to Lender pursuant to which it shall assume Borrowers’ Obligations and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrowers shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its reasonable discretion stating, among other things, that such assumption agreement is enforceable against Borrowers and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all out-of-pocket costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrowers shall pay all out-of-pocket costs and expenses incurred by Successor Borrower, including reasonable attorneys’ fees and expenses, incurred in connection therewith. In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrowers shall, as a condition to such defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance reasonably satisfactory to Lender and the Rating Agencies. Upon such assumption, Borrowers shall be relieved of their Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c)    Appointment as Attorney in Fact. Upon the defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrowers shall have no further right to prepay the Note (or in the case of a Partial Defeasance, the Defeased Note) pursuant to the other provisions of this Section 2.4.2 or otherwise. In connection with the conditions set forth in this Section 2.4.2, Borrowers hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrowers. Borrowers shall pay any and all out-of-pocket expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2.

2.4.3    Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrowers shall deliver to Lender a Prepayment Notice, Borrowers may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrowers shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.

2.4.4    Mandatory Prepayments. If Lender is not obligated to make Net Proceeds available to Borrowers for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrowers shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any out-of-pocket costs and expenses of Lender in connection with such prepayment; Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any partial principal prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

2.4.5    Prepayments After Default.

(a)    If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by any Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrowers in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrowers shall pay, as part of the Debt, all of: (i) all accrued interest at the Default Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, (ii) an amount equal to the Prepayment Fee, and (iii) in the event the payment occurs on or prior to the Defeasance Lockout Expiration Date, the Liquidated Damages Amount.

(b)    IF DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ALL OR ANY PART OF THE LOAN IS REPAID ON OR PRIOR TO THE DEFEASANCE LOCKOUT EXPIRATION DATE, THEN BORROWERS SHALL PAY TO LENDER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AND IN ADDITION TO ANY AND ALL OTHER SUMS AND FEES PAYABLE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE PRINCIPAL AMOUNT BEING REPAID (THE “LIQUIDATED DAMAGES AMOUNT”).

2.4.6    Intentionally Omitted.

Section 2.5    Release of Properties.

2.5.1    Release Upon Defeasance. If Borrowers have elected a Full Defeasance and the requirements of Section 2.4.2 have been satisfied, the Properties shall be released from the Liens of the Mortgages and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with releases of Liens, Borrowers shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as is acceptable to Lender in its reasonable discretion), releases of Liens (and related Loan Documents) for execution by Lender. Such releases shall be in a form appropriate in the jurisdiction in which the Properties are located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrowers shall pay all costs, taxes and expenses associated with the releases of the Liens of the Mortgages, including Lender’s reasonable attorneys’ fees. Borrowers, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Stated Maturity Date.

2.5.2    Sale of a Property. On any Business Day after the Defeasance Lockout Expiration Date, any Borrower may obtain its release from the Loan Documents and the release of any Property owned by it from the Lien of the Mortgage encumbering such Property (and related Loan Documents) thereon upon a bona fide, arms-length, third-party sale of such Property, provided each of the following conditions are satisfied:

(a)    Both immediately before such sale and immediately thereafter, no Event of Default shall be continuing;

(b)    The sale of such Property is pursuant to an arm’s-length agreement to a third party not Affiliated with any Borrower or any Guarantor, and in which no Borrower and no Affiliate of any Borrower and/or any Guarantor has any beneficial interest;

(c)    Borrowers shall:

(i)    defease an amount of principal equal to the Release Amount for the Property in question and Borrowers shall satisfy all of the requirements of Section 2.4.2 with respect to such Partial Defeasance;

(ii)    in the event that, after taking into account the partial defeasance pursuant to subclause (i) above, the loan-to-value ratio of the Properties then remaining subject to the Lien of the Loan Documents (such value to be determined by the Lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC Trust and which shall exclude the value of personal property or going concern value, if any) is greater than one hundred and twenty-five percent (125%), the principal balance of the Loan must be prepaid by an amount such that the ratio of the unpaid principal balance of the Loan evidenced by the Undefeased Note (after taking into account any Partial Defeasance) to the value of the Properties securing such Undefeased Note is less than one hundred and twenty-five percent (125%) (such value to be determined by the Lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC Trust and which shall exclude the value of personal property or going concern value, if any); and

(iii)    if applicable, pay to Lender any Prepayment Fee on the principal being prepaid pursuant to subclause (ii) above; and

(iv)    if applicable, pay all accrued and unpaid interest on any principal being prepaid pursuant to subclause (ii) above (including, if such prepayment is not made on a Monthly Payment Date, interest that would have accrued on such prepaid principal to, but not including, the next Monthly Payment Date);

(d)    After giving effect to such sale, each remaining Borrower and each remaining SPC Party shall remain a Special Purpose Bankruptcy Remote Entity and the Borrower owning the Property being released shall dissolve and liquidate;

(e)    After giving effect to such sale and Defeasance, the Debt Service Coverage Ratio for all of the Properties then remaining subject to the Liens of the Loan Documents shall be no less than the greater of (i) the Debt Service Coverage Ratio immediately preceding such sale and (ii) [                ]:1.00, which is the Debt Service Coverage Ratio as of the Closing Date;

(f)    After giving effect to such sale and Defeasance, the LTV Percentage for all of the Properties then remaining subject to the Liens of the Loan Documents shall be no more than the lesser of (i) the LTV Percentage immediately preceding such sale and (ii) [    ]%, which is the LTV Percentage as of the Closing Date;

(g)    The representations and warranties made by Borrowers and Guarantors in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such sale (and after giving effect to such sale);

(h)    Borrowers shall have given Lender at least twenty (20) days prior written notice of such sale, accompanied by a copy of the applicable contract of sale and all related documents, and drafts of any applicable release documents (which shall be subject to Lender’s approval);

(i)    Borrowers shall have delivered to Lender a copy of the final closing settlement statement for such sale on or prior to the date of the closing of such sale;

(j)    Borrowers shall have paid to Lender all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with a sale of a Property;

(k)    After giving effect to such transfer and Defeasance, the ratio of the unpaid principal balance of the Loan to the value of the Properties remaining subject to the Lien of the Loan Documents (such value to be determined by the Lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC Trust and which shall exclude the value of personal property or going concern value, if any) is no more than one hundred and twenty-five percent (125%); and

(l)    Borrowers and Guarantors shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the Loan Documents and the Liens thereof.

2.5.3    Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrowers, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Liens of the Mortgages and cause the trustees under the Mortgages to reconvey the Properties to Borrowers. In connection with the release of the Liens, each Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its reasonable discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Properties are located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrowers shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgages, including Lender’s reasonable attorneys’ fees.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Borrowers Representations. Borrowers represent and warrant that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1    Organization; Special Purpose. Each Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property owned by such Borrower is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each Borrower and each SPC Party is a Special Purpose Bankruptcy Remote Entity.

3.1.2    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Borrower that is a party to such Loan Document and constitute a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, any SPC Party or any Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower, any SPC Party or any Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrowers and the performance of their Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any Borrower’s organizational documents or any agreement or instrument to which any Borrower is a party or by which it is bound, or any order or decree applicable to any Borrower, or result in the creation or imposition of any Lien on any Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4    Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrowers’ knowledge, threatened against any Borrower, any SPC Party, any Guarantor, the Manager or any Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of such Borrower (including the ability of such Borrower to carry out the transactions contemplated by this Agreement), such SPC Party, such Guarantor, Manager or the condition or ownership of such Property.

3.1.5    Agreements. No Borrower is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect any Borrower or any Property, or any Borrower’s business, properties or assets, operations or condition, financial or otherwise. No Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of such Borrower or its properties or might have consequences that would adversely affect its performance hereunder. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Property is bound.

3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrowers of, or compliance by Borrowers with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrowers.

3.1.7    Properties; Title.

(a)    Borrowers have good, marketable and insurable fee simple title to the real property comprising part of the Properties and good title to the balance of the Properties owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, first priority, perfected Liens on Borrowers’ interest in the Properties, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Property which are or may be Liens prior to, or equal or coordinate with, the Liens of the Mortgages. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgages and this Agreement, (b) materially and adversely affect the value of the applicable Property, (c) impair the use or operations of the applicable Property (as currently used), or (d) impair Borrowers’ ability to pay its Obligations in a timely manner.

(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Borrowers have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policies.

(c)    Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

(d)    No Condemnation or other proceeding has been commenced or, to Borrowers’ best knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to such Property.

(e)    There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to such Property that may result in such special or other assessments.

3.1.8    ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrowers, Guarantors and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrowers or Guarantors constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrowers and Guarantors are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with any Borrower or any Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, no Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrowers have not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9    Compliance. Each Borrower and each Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower. No Borrower has committed any act which may give any Governmental Authority the right to cause such Borrower to forfeit the Property owned by such Borrower or any part thereof or any monies paid in performance of such Borrower’s Obligations under any of the Loan Documents. Each Property is used exclusively for retail, office, and manufacturing, as applicable, and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to Borrowers’ knowledge, threatened with respect to the zoning of any Property. Neither the zoning nor any other right to construct, use or operate any Property is in any way dependent upon or related to any property other than such Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrowers for the legal use, occupancy and operation of the Properties for their current uses (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property and all other restrictions, covenants and conditions affecting such Property.

3.1.10    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and reasonably likely to have a materially adverse effect on any Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of any Borrower or any Property from that set forth in said financial statements.

3.1.11    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policies and are in full force and effect without default thereunder. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Property are located in the public right-of-way abutting such Property, and all such utilities are connected so as to serve such Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12    Assignment of Leases. The Assignments of Leases creates valid assignments of, or valid security interests in, certain rights under the Leases, subject only to a license granted to Borrowers to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Properties. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13    Insurance. Borrowers have obtained and has delivered to Lender original or complete copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrowers, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14    Flood Zone. With respect to each Property, no Improvements are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to such Property.

3.1.15    Physical Condition. Except as may be expressly set forth in the Physical Conditions Reports, each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Property, whether latent or otherwise, and no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.16    Boundaries. All of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon any Property, and no easements or other encumbrances affecting any Property encroach upon any of the Improvements, so as to affect the value or marketability of such Property, except those which are set forth on the Survey of such Property and insured against by the Title Insurance Policy for such Property.

3.1.17    Leases. The rent rolls attached hereto as Schedule I are true, complete and correct and no Property is subject to any Leases other than the Leases described in Schedule I. Borrowers are the owners and lessors of landlord’s interest in the Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on the rent rolls attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by any Borrower under any Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrowers have delivered to Lender a true, correct and complete list of all security deposits made by Tenants at any Property which have not been applied (including accrued interest thereon), all of which are held by Borrowers in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of any Borrower, (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has requested to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at any Property, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

3.1.18    Tax Filings. To the extent required, each Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by such Borrower. Each Borrower’s tax returns (if any) properly reflect the income and taxes of such Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19    No Fraudulent Transfer. No Borrower has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Borrower has received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s assets is, and immediately following the making of the Loan, will be, greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of such Borrower). No petition in bankruptcy has been filed against any Borrower or any constituent Person of such Borrower, and no Borrower or any constituent Person of such Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower or any constituent Persons of such Borrower are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Borrower’s assets or properties, and no Borrower has knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrowers and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III have any ownership interest in, or right of Control, directly or indirectly, in any Borrower.

3.1.22    Organizational Status. Each Borrower is a single member Delaware limited liability company and each Borrower’s exact legal name, the jurisdiction in which such Borrower is organized, such Borrower’s Tax I.D. number and such Borrower’s Organizational I.D. number are set forth on the organizational chart attached hereto as Schedule III.

3.1.23    Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24    No Casualty. No Improvements at any Property have suffered a material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25    Purchase Options. Except for the right of first refusal held by Starbucks with respect to the Florida Property (which such right of first refusal has been expressly waived by Starbucks in connection with a foreclosure or deed-in-lieu thereof), no Property or any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26    FIRPTA. No Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27    Investment Company Act. No Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28    Fiscal Year. Each fiscal year of each Borrower commences on January 1.

3.1.29    Other Debt. There is no indebtedness with respect to any Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30    Contracts.

(a)    No Borrower has entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)    Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by any Borrower thereunder and, to Borrowers’ best knowledge, there are no monetary or other material defaults thereunder by any other party thereto. No Borrower, Manager or any other Person acting on any Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)    Borrowers have delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)    Except for the Manager under the Management Agreements, no Major Contract has as a party an Affiliate of any Borrower. All fees and other compensation for services previously performed under the Management Agreements have been paid in full.

3.1.31    Full and Accurate Disclosure. No statement of fact made by Borrowers in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to any Borrower which adversely affects, or as far as such Borrower can foresee, might adversely affect, any Property or the business, operations or condition (financial or otherwise) of any Borrower or any Guarantor, including any Lease Sweep Lease or any Tenant under any Lease Sweep Lease.

3.1.32    Other Obligations and Liabilities. No Borrower has liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on such Borrower, the Property owned by such Borrower and/or such Borrower’s ability to pay the Debt. No Borrower has known contingent liabilities.

3.1.33    Intellectual Property/Websites. Other than as set forth on Schedule VI, no Borrower or any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to any Property or the use or operations thereof or (ii) is the registered holder of any website with respect to such Property (other than Tenant websites).

3.1.34    Operations Agreements. Each Operations Agreement is in full force and effect and no Borrower or, to Borrowers’ knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrowers’ knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.

3.1.35    Intentionally Omitted.

3.1.36    Intentionally Omitted.

3.1.37     Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

3.1.38    Condominium.

(a)    All of the Condominium Documents are in full force and effect, unmodified by any writing or otherwise.

(b)    No Borrower has sent or received a notice of default under any of the Condominium Documents.

(c)    All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given, as of the date hereof, have been satisfied, given or waived.

(d)    No party is in monetary or material non-monetary default under any of the terms or provisions of the Condominium Documents and no event has occurred which with the passage of time or the giving of notice or both would constitute an event of default by the Borrower owning the Unit under any of the Condominium Documents.

(e)    Borrowers have delivered to Lender a true and correct copy of each of the Condominium Documents, certified by Borrowers, together with true and correct copies of all amendments and modifications thereof.

(f)    All Common Charges and other charges, fees, assessments and reserves under the Condominium Documents that are payable by the Borrower owning the Unit have been paid to the extent they are payable prior to the date hereof.

(g)    The Condo Association currently maintains property insurance coverage as required under Article VIII of the Bylaws. Lender is named as mortgagee on all such property insurance policies.

(h)    All of the members and officers of the Board of Directors of the Condo Association (the “Board of Directors”) are listed on Schedule IX attached hereto. The members of the Board of Directors appointed by the Borrower owning the Unit are designated as such on Schedule IX attached hereto.

Section 3.2    Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWERS’ COVENANTS

Until the end of the Term, Borrowers hereby covenant and agree with Lender that:

Section 4.1    Payment and Performance of Obligations. Borrowers shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2    Due on Sale and Encumbrance; Transfers of Interests. Borrowers acknowledge that Lender has examined and relied on the experience of each Borrower and its stockholders, general partners and members, as applicable, and principals of Borrowers in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on each Borrower’s ownership of the Property owned by such Borrower as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrowers acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, no Borrower nor SPC Party nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower or SPC Party shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Property or any part thereof, or any interest, direct or indirect, in any Borrower or any SPC Party, whether voluntarily or involuntarily or enter into or subject any Property to a PACE Loan (a “Transfer”). A

Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein a Borrower agrees to sell a Property or any part thereof for a price to be paid in installments; (ii) an agreement by a Borrower for the leasing of all or a substantial part of a Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower’s right, title and interest in and to any Leases or any Rents; (iii) with respect to any corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) with respect to any limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing member, non-managing member, limited partner, joint venturer or member, the transfer of the partnership interest of any general partner or limited partner or the transfer of the interest of any joint venturer or member; (v) with respect to any limited liability company, the division (whether pursuant to Section 18-217 of the Act or otherwise) of any assets and liabilities of such entity amongst one or more new or existing entities; (vi) any action or occurrence which results in Key Principal no longer Controlling Borrower or any SPC Party; and (vii) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in any Borrower or any SPC Party.

Section 4.3    Liens. No Borrower shall create, incur, assume or permit to exist any Lien on any direct or indirect interest in such Borrower or any SPC Party or any portion of any Property, except for the Permitted Encumbrances. After prior notice to Lender, a Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) such Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, such Borrower shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the applicable Property, and (viii) such Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage secured by such Property being primed by any related Lien.

Section 4.4    Special Purpose. Without in any way limiting the provisions of this Article 4, each Borrower and each SPC Party shall at all times be a Special Purpose Bankruptcy

Remote Entity. No Borrower or any SPC Party shall directly or indirectly make any change, amendment or modification to its or such SPC Party’s organizational documents, or otherwise take any action which could result in such Borrower or any SPC Party not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5    Existence; Compliance with Legal Requirements. Each Borrower and each SPC Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property owned by such Borrower and comply with all Legal Requirements applicable to it and the Property owned by such Borrower.

Section 4.6    Taxes and Other Charges. Borrowers shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrowers need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrowers shall not permit or suffer, and shall promptly discharge, any Lien or charge against any Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to such Property. After prior notice to Lender, Borrowers, at their own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Property or any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the applicable Property; (vi) Borrowers shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the applicable Property, and (ix) Borrowers shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage secured by such Property being primed by any related Lien.

Section 4.7    Litigation. Borrowers shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Property, any Borrower, Manager, any SPC Party or any Guarantor which might materially adversely affect such

Property or such Borrower’s, Manager’s, such SPC Party’s or such Guarantor’s condition (financial or otherwise) or business (including such Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

Section 4.8    Title to the Properties. Borrowers shall warrant and defend (a) their title to the Properties and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgages, the Assignments of Leases and this Agreement on the Properties, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrowers shall reimburse Lender for any out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9    Financial Reporting.

4.9.1    Generally. Each Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of such Borrower and all items of income and expense in connection with the operation of the Property owned by such Borrower. Lender shall have the right from time to time during normal business hours upon reasonable advance written notice to a Borrower to examine such books and records at the office of such Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrowers shall pay any out-of-pocket costs incurred by Lender (including, without limitation, reasonable attorneys’ fees and reasonable accountants’ fees) to examine such books, records and accounts, as Lender shall determine to be reasonably necessary or appropriate in the protection of Lender’s interest.

4.9.2    Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (or each calendar month prior to a Securitization of the Loan), each Borrower shall deliver to Lender:

(i)    unaudited financial statements, internally prepared on a cash basis including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter (or month) of the previous year, and a statement of revenues and expenses for such quarter (or month) and the year to date, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by such Borrower for such period and (iii) the Annual Budget for such period and the Fiscal Year. Such statements for each quarter (or month) shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of such Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by such Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving such Borrower or the Property owned by such Borrower in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

(ii)    a true, correct and complete rent roll for the Property owned by such Borrower, dated as of the last month of such fiscal quarter (or month), showing the percentage of gross leasable area of such Property, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for such Property, the expiration date of each Lease, whether to such Borrower’s knowledge any portion of such Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate (A) certifying that such rent roll is true, correct and complete in all material respects as of its date, (B) stating whether such Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default, and (C) stating whether, within the past three (3) months, any Tenant has “gone dark” or any Borrower has received a notice from any Tenant of its intention to “go dark.”

4.9.3    Annual Reports. Each Borrower shall deliver to Lender:

(i)    Not later than seventy-five (75) days after the end of each Fiscal Year of such Borrower’s operations, unaudited financial statements, internally prepared on a cash basis, covering the Property owned by such Borrower, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for such Property and occupancy statistics for such Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(ii)    Not later than ninety (90) days after the end of each Fiscal Year of each Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property owned by such Borrower during the prior twelve (12) month period.

4.9.4    Other Reports.

(a)    Each Borrower shall deliver to Lender, within twenty (20) days of the receipt thereof by such Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement relating to the Property owned by such Borrower, including, without limitation, the Annual Budget and any inspection reports.

(b)    Each Borrower shall, within twenty (20) days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property owned by such Borrower.

(c)    Each Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

(d)    Not later than twenty (20) days following Borrowers’ receipt of same, Borrowers shall deliver to Lender a complete copy of any financial statement or report delivered to any Borrower by or on behalf of the Condo Association.

(e)    Borrowers shall furnish or cause to be furnished to Lender, upon request, any financial data or financial statements prepared by or on behalf of a Tenant under any Lease Sweep Lease, to the extent such financial data or statements were actually delivered to any Borrower.

4.9.5    Annual Budget. Each Borrower shall submit to Lender by December 1 of each year the Annual Budget relating to the Property owned by such Borrower for the succeeding Fiscal Year. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender (during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums, and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, neither any Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender. During the continuance of a Trigger Period, Lender may require each Borrower, on a quarterly basis, to furnish to Lender for approval (which approval shall not be unreasonably withheld provided no Event of Default exists) an updated Annual Budget.

4.9.6    Extraordinary Operating Expenses. During the continuance of a Trigger Period, in the event that a Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget relating to the Property owned by such Borrower (each an “Extraordinary Operating Expense”), then such Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval. Any Extraordinary Operating Expense approved by Lender is referred to herein as an (“Approved Extraordinary Operating Expense”). In no event shall management fees in excess of the Management Fee Cap be paid to Manager as part of the Approved Extraordinary Operating Expense funds distributed to Borrowers during a Trigger Period pursuant to Section 6.13.1 unless expressly approved by Lender in advance in its sole discretion. Any Funds distributed to Borrowers for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.13.1 shall be used by Borrowers only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrowers for such Approved Extraordinary Operating Expenses, as applicable.

4.9.7    Breach. If any Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due, Borrowers shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $500 for each Required Record that is not delivered; provided Lender has given Borrowers at least thirty (30) days prior notice of such failure. In addition, thirty (30) days after Borrower’s failure to deliver any Required Records, Lender shall have the option, upon fifteen (15) days notice to Borrowers to gain access to such Borrower’s books and records and prepare or have prepared at Borrowers’ expense, any Required Records not delivered by such Borrower.

Section 4.10    Access to Properties. Borrowers shall permit agents, representatives, consultants and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance written notice, subject to the rights of Tenants under Leases. Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Properties, subject to the rights of Tenants under Leases.

Section 4.11    Leases.

4.11.1    Generally. Upon request, Borrowers shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrowers shall deliver to Lender a copy thereof, together with Borrowers’ certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2    Approvals.

(a)    Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by any Borrower without Lender’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has an initial term of not less than three (3) years and a total term (together with all extension and renewal options) of not more than ten (10) years, (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgages and the Assignments of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (iv) is with Tenants that are creditworthy, (v) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (vi) is not with an Affiliate of any Borrower or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the applicable Property) or any other terms which would materially adversely affect Lender’s rights under the Loan Documents. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing and the requirements set forth in the preceding clauses (i)-(vii) are met.

(b)    No Borrower shall permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of the applicable Borrower), which approval shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing and the requirements set forth in clauses (i)-(vii) in Section 4.11.2(a) above are met. Lender, at Borrowers’ sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are reasonably acceptable to Lender.

(c)    Each Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the applicable Property.

(d)    Notwithstanding anything to the contrary contained in this Section 4.11.2, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s consent shall be deemed given if:

(i)    the first correspondence from Borrowers to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DBR INVESTMENTS CO. LIMITED TO GIPFL 1300 S DALE MABRY, LLC, GIPDC 3707 14TH ST, LLC, and GIPAL JV 15091 SW ALABAMA 20, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TWENTY (20) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such twenty (20) Business Day period in order to adequately review the same has been delivered; and

(ii)    if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such twenty (20) Business Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DBR INVESTMENTS CO. LIMITED TO GIPFL 1300 S DALE MABRY, LLC, GIPDC 3707 14TH ST, LLC, and GIPAL JV 15091 SW ALABAMA 20, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS

DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such second ten (10) Business Day period.

4.11.3    Covenants. Each Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, no Borrower shall terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor. Upon request, Borrowers shall furnish Lender with executed copies of all Leases. Each Borrower shall promptly send copies to Lender of all written notices of material default which such Borrower shall receive under the Leases.

4.11.4    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrowers. During the continuance of an Event of Default, Borrowers shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrowers are permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrowers shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrowers’ compliance with the foregoing.

4.11.5    Lease Sweep Lease Covenants. Borrowers shall notify Lender (i) if any Tenant under a Lease Sweep Lease discontinues business (i.e. “goes dark”) at its Lease Sweep Space (or any material portion thereof) within five (5) Business Days of any Borrower and/or Manager obtaining knowledge or receiving any written notice of such Tenant’s discontinuance of business, (ii) of receipt of any notice from any Tenant under a Lease Sweep Lease of its intention to discontinue its business at its Lease Sweep Space at any Property (or any material portion thereof) within five (5) Business Days after receipt from the applicable Tenant and (iii) of any default under a Lease Sweep Lease that continues beyond any applicable notice and cure periods, within five (5) Business Days after the expiration of such applicable notice and cure periods.

Section 4.12    Repairs; Maintenance and Compliance; Alterations.

4.12.1    Repairs; Maintenance and Compliance. Borrowers shall at all times maintain, preserve and protect all franchises and trade names, and Borrowers shall cause the Properties to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrowers shall promptly comply with all Legal Requirements (including municipal, state and federal laws) and immediately cure properly any violation of a Legal Requirement. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority). Borrowers shall notify Lender in writing within one (1) Business Day after any Borrower first receives notice of any such non-compliance. Borrowers shall promptly repair, replace or rebuild any part of any Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2    Alterations. Any Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect such Borrower’s financial condition or the value or net operating income of such Property and (iii) are in the ordinary course of such Borrower’s business. No Borrower shall perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, so long as no Event of Default is continuing. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrowers deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrowers’ Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold for such Property, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrowers shall provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrowers have provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations as work progresses subject to any reasonable disbursement conditions established by Lender, and if Borrowers have provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall promptly release and return such security upon Borrowers’ satisfaction of the requirements of the preceding sentence.

Section 4.13    Approval of Major Contracts. Borrowers shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting any Property, which approval shall not be unreasonably withheld, conditioned, or delayed, so long as no Event of Default is continuing.

Section 4.14    Property Management.

4.14.1    Management Agreement. Each Borrower shall (i) cause Manager to manage the Property owned by it in accordance with a Management Agreement, (ii) diligently perform and observe all of the material terms, covenants and conditions of such Management Agreement on the part of such Borrower to be performed and observed, (iii) promptly notify Lender of any monetary and material non-monetary default under such Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under such Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under its Management Agreement. If any Borrower shall default in the performance or observance of any material term, covenant or condition of its Management Agreement on the part of such Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing such Borrower from any of its Obligations hereunder or under its Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of such Borrower to be performed or observed.

4.14.2    Prohibition Against Termination or Modification. No Borrower shall (i) surrender, terminate, cancel, modify, renew or extend its Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property owned by it with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under any Management Agreement, or (iv) waive or release any of its rights and remedies under any Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, with respect to a new property manager such consent may be conditioned upon Borrowers delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of an Unaffiliated Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrowers shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, (ii) a subordination of management agreement in a form reasonably acceptable to Lender and (iii) deliver an updated Insolvency Opinion if such Qualified Manager is an Affiliate of any Borrower, any Guarantor or Key Principal.

4.14.3    Replacement of Manager. Lender shall have the right to require Borrowers to replace the Manager with (x) an Unaffiliated Qualified Manager selected by Borrowers or (y) another property manager chosen by Borrowers and approved by Lender (provided, that such approval may be conditioned upon Borrowers delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of and during the continuance of an Event of Default, (ii) if Manager shall be in material default under any Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

Section 4.15    Performance by Borrower; Compliance with Agreements.

(a)    Borrowers shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, any Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, any Borrower without the prior consent of Lender.

(b)    Borrowers shall at all times comply in all material respects with all Operations Agreements and Condominium Documents. Borrowers agree that without the prior written consent of Lender, Borrowers will not amend, modify or terminate any of the Operations Agreements or Condominium Documents.

Section 4.16    Licenses; Intellectual Property; Website.

4.16.1    Licenses. Borrowers shall keep and maintain all Licenses necessary for the operation of the Properties as a retail, manufacturing, or office facility, as applicable. Borrowers shall not transfer any Licenses required for the operation of Properties.

4.16.2    Intellectual Property. Borrowers shall keep and maintain all Intellectual Property relating to the use or operation of the Properties and all Intellectual Property shall be held by and (if applicable) registered in the name of the applicable Borrower. Borrowers shall not Transfer or let lapse any Intellectual Property without Lender’s prior consent.

4.16.3    Website. Any website with respect to any Property (other than Tenant websites) shall be maintained by or on behalf of the Borrower that owns such Property and any such website shall be registered in the name of such Borrower. Such Borrower shall not Transfer any such website without Lender’s prior consent.

Section 4.17    Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense:

(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)    cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

Section 4.18    Estoppel Statement.

(a)    After request by Lender, Borrowers shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)    Borrowers shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrowers shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrowers shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.

(c)    Borrowers shall deliver to Lender, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrowers shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(d)    Borrowers shall deliver to Lender, upon request, estoppel certificates from the Condo Association, in form and substance reasonably satisfactory to Lender; provided, that Borrowers shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Section 4.19    Notice of Default. Each Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which any Borrower has knowledge.

Section 4.20    Cooperate in Legal Proceedings. Borrowers shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.21    Indebtedness. No Borrower shall directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, either (x) two percent (2%) of the Allocated Loan Amount of the Property owned by such Borrower or (y) an aggregate amount of two percent (2%) of the Outstanding Principal Balance and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.22    Business and Operations. Each Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property owned by such Borrower. Each Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property owned by such Borrower.

Section 4.23    Dissolution. No Borrower shall (i) engage in any dissolution, liquidation, consolidation, division (whether pursuant to Section 18-217 of the Act or otherwise) or merger with or into any one or more other business entities, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of such Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer such Borrower or any SPC Party to (A) dissolve, divide (whether pursuant to Section 18-217 of the Act or otherwise), wind up or liquidate or take any action, or omit to take any action, as a result of which such Borrower or such SPC Party would be dissolved, divided (whether pursuant to Section 18-217 of the Act or otherwise), wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation, bylaws, certificate of formation or operating agreement of such Borrower or such SPC Party, in each case without obtaining the prior consent of Lender.

Section 4.24    Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.

Section 4.25    Affiliate Transactions. No Borrower shall enter into, or be a party to, any transaction with an Affiliate of any Borrower or any of the partners, members or shareholders, as applicable, of any Borrower except in the ordinary course of business and on terms which are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26    No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

Section 4.27    Principal Place of Business. No Borrower shall change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28    Change of Name, Identity or Structure. No Borrower shall change such Borrower’s name, identity (including its trade name or names) or convert from a single member limited liability company structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender; provided, however, that such Borrower shall at all times be a Delaware single member limited liability company. Each Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, each Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which such Borrower intends to operate the Property owned by such Borrower, and representing and warranting that such Borrower does business under no other trade name with respect to the Property owned by such Borrower.

Section 4.29    Costs and Expenses.

(a)    Except as otherwise expressed herein or in any of the other Loan Documents, Borrowers shall pay or, if Borrowers fail to pay, reimburse Lender (and for purposes of this Section 4.29, Lender shall include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) upon receipt of notice from Lender, for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrowers’ ongoing performance of and compliance with Borrowers’ agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrowers; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Properties and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, the Loan Documents, any Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from any Borrower under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender. All amounts payable to Lender or Servicer in exercising its rights under this Section 4.29 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, and if not paid shall be added to the Obligations, secured by this Agreement and shall bear interest thereafter at the Default Rate commencing five (5) Business Days after demand for payment is made by Lender.

(b)    In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrowers shall pay all of the out-of-pocket costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)    Any costs and expenses due and payable by Borrowers hereunder which are not paid by Borrowers within ten (10) Business Days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrowers. The obligations and liabilities of Borrowers under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Properties by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30    Indemnity. Borrowers shall indemnify, defend and hold harmless Lender (and for purposes of this Section 4.30, Lender shall include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by any Borrower of its Obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of any Borrower, or contained in any documentation approved by any Borrower; (iv) ownership of any Mortgage, any Property or any interest therein, or receipt of any Rents (including due to any Increased Costs, Special Taxes or Other Taxes); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) any failure of any Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of any Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.31    ERISA.

(a)    No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)    No Borrower shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of such Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of such Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)    Each Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its reasonable discretion, that (A) such Borrower and Guarantors are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) such Borrower and Guarantors are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of such Borrower and Guarantors do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

Section 4.32    Patriot Act Compliance.

(a)    Borrowers will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or the Properties, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrowers’ compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or the Properties, including those relating to money laundering and terrorism. In the event that any Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause such Borrower to comply therewith and any and all out-of-pocket costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgages and the other Loan Documents and shall be immediately due and payable.

(b)    No Borrower or any owner of a direct or indirect interest in any Borrower (i) is or will be listed on any Government Lists, (ii) is or will be a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously or will be indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently or will be under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrowers in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrowers in writing is now included in “Government Lists”.

(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, Key Principal or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in such Borrower, Key Principal or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in such Borrower, Key Principal or such Guarantor, as applicable, with the result that the investment in such Borrower, Key Principal or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower, Key Principal or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in such Borrower, Key Principal or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 4.33    Anti-Corruption Obligations. Each Borrower represents and warrants that, in connection with this Agreement, each Borrower, SPC Party and, to each Borrower’s knowledge, each Person that has an economic interest in any Borrower and/or SPC Party, has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (the “Anti-Corruption Obligation”). Each Borrower and SPC Party shall, at all times throughout the Term, maintain and enforce appropriate policies, procedures and controls to ensure compliance with the Anti-Corruption Obligation.

Section 4.34    Intentionally Omitted.

Section 4.35    Condominium Covenants.

(a)    Borrowers shall perform in all material respects all of the obligations of the Unit owner under the Condominium Documents.

(b)    Borrowers shall promptly pay, when due and payable all charges, dues and assessments imposed on the Unit owner under the Condominium Documents, including without limitation, any Common Charges. If Borrowers shall default in the performance or observance of any material term, covenant or condition of any of the Condominium Documents on the part of the Borrower owning the Unit to be performed or observed, then, after the expiration of any applicable notice and cure periods and without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrowers from any of their obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Condominium Documents on the part of the Borrower owning the Unit, to be performed or observed or to be promptly performed or observed on behalf of Borrowers. Lender and any person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, on reasonable notice and from time to time for the purpose of taking any such action. If Borrowers fail to pay the Common Charges when due, Lender may pay the same and such amounts shall be added to the Debt and shall bear interest at the Default Rate until paid. All sums so paid and expended by Lender and the interest thereon shall be secured by the Mortgage.

(c)    Without Lender’s prior consent, not to be unreasonably withheld or delayed, no Borrower shall (i) modify, change, supplement, alter, amend in any material respect or terminate any of the Condominium Documents, (ii) waive or release any rights thereunder or (iii) consent to any material increase in its obligations thereunder. Borrowers hereby assign to Lender, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Mortgage and this Agreement, all of the rights, privileges and prerogatives of any Borrower, to modify, change, supplement, alter, amend or terminate any of the Condominium Documents as provided above and any modification, change, supplement, alteration, amendment or termination of any of the Condominium Documents in violation of the foregoing without the prior consent of Lender shall be void and of no force and effect. Borrowers may make any immaterial modification, change, supplement, alteration, or amendment to the Condominium Documents without Lender’s consent unless such an immaterial modification, change, supplement, alteration, amendment would reasonably be expected to (A) materially adversely affect any Borrower or any Property, or any Borrower’s business, properties, operations or condition, financial or otherwise, (B) adversely affect the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents or (C) otherwise impair the Lien of the Mortgage. The Condominium shall not be terminated without Lender’s prior written consent (whether as a result of a Casualty, Condemnation or otherwise). Notwithstanding anything to the contrary contained in this clause (c), Borrowers may obtain an amendment to the Quincy at Fourteenth Condominium Bylaws in the same form and substance attached hereto as Schedule X (the “Permitted Condo Amendment”), provided Lender shall have determined that each of the following conditions are satisfied: (A) no Event of Default shall be continuing; (B) the representations and warranties made by Borrowers and Guarantors in this Agreement and the other Loan Documents with respect to the Condominium shall remain true and correct in all material respects on and as of the date of such Permitted Condo Amendment; (C) to the extent the legal description attached to the applicable Mortgage, Assignment of Leases and the UCC financing statements (collectively, the “DC Recordable Documents”) reference the Condominium

Documents, Borrower shall submit to Lender for its approval not less than twenty (20) days prior to the date of such Permitted Condo Amendment, (1) amendments to each of the DC Recordable Documents with a revised legal description reflecting the Permitted Condo Amendment, (2) (x) an ALTA 11-06 Endorsement (Mortgage Modification) and (y) a blank endorsement amending the applicable Title Insurance Policy so that its coverage shall relate to the date of recording of the amended Mortgage instead of the date of the Title Insurance Policy (the “Date Down Endorsement”), which endorsements shall be issued by the title company that issued the Title Insurance Policy insuring the lien of the existing Mortgage with respect to the DC Property (“Existing Title Company”). The Date Down Endorsement shall confirm that the Mortgage, as amended, creates a valid first lien on the DC Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements) substantially similar to those accepted by Lender in connection with the Title Insurance Policy for the existing Mortgage and (3) an Officer’s Certificate certifying that such documentation delivered pursuant to this clause (C) is in compliance with all Legal Requirements and all requirements of the Loan Documents; (D) Borrowers shall reimburse Lender and Servicer for costs and expenses incurred by Lender and Servicer in connection with such Permitted Condo Amendment and Borrower shall have paid, in connection with the execution and recording of the amended DC Recordable Documents, (1) all recording charges, filing fees, taxes or other expenses payable in connection therewith and (2) to an Servicer, the then current fee being assessed by such Servicer(s) to effect such execution and recordation of the amended DC Recordable Documents, not to exceed the fee customarily being assessed by Servicers to borrowers for similar services; and (E) Borrowers shall deliver to Lender (1) a fully executed copy of the Permitted Condo Amendment within ten (10) days following the date of the Permitted Condo Amendment and (2) following recordation of the amended DC Recordable Documents, copies of such recorded documents.

(d)    In each and every case in which, under the provisions of the Condominium Documents, the consent or the vote of the “Unit Owners” or Board of Directors (as defined below) is required, no Borrower shall vote or give such consent or allow the members on the Board of Directors appointed by such Borrower to vote or give such consent, in any manner that could impair the Lien of any Mortgage or the security therefor without, in each and every case, the prior written consent of Lender.

(e)    Borrowers shall cause each of the members of the Board of Directors appointed by such Borrower to execute and deliver to Lender an undated conditional resignation (a “Conditional Resignation”) of each such member, whereby each such member tenders his/her resignation from the Board of Directors and instructs the Board of Directors that the successor members shall be designated by Lender, effective upon written notice from Lender to the Board of Directors that an Event of Default has occurred; it being understood and agreed to that such notice from the Lender shall be conclusive evidence that an Event of Default has occurred and the Board of Directors may rely on such notice from Lender without any further inquiry or investigation. Upon the occurrence of an Event of Default and the acceleration of the Loan, Lender may, by notice to Borrowers, tender any Conditional Resignation, now or hereafter delivered in connection with the Loan to the Board of Directors, whereupon the resignation of any such member shall become effective and successor members to the Board of Directors shall be designated by Lender.

(f)    No Borrower shall remove or replace any of the members of the Board of Directors appointed by such Borrower without the prior consent of Lender, not to be unreasonably withheld or delayed; provided that such consent may be conditioned upon the delivery of a Conditional Resignation by such replacement member.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1    Insurance.

5.1.1    Insurance Policies.

(a)    Each Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause the Condo Association to obtain and maintain (in accordance with the terms and conditions of the Condominium Documents), as applicable, insurance policies for such Borrower and the Property or Properties owned by such Borrower, providing at least the following coverages:

(i)    Property insurance against loss or damage by fire, any type of wind (including named storms), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of such Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $25,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of such Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at such Property waiving all co-insurance provisions; and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by Lender. In addition, each Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as Lender shall require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless such Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) or Scenario Expected Loss (“SEL”) of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)    commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and 00/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and 00/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) such Property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)    rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i), subsection (vi) below and above and Section 5.1.1(h) below; (C) covering a period of restoration of twelve (12) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from such Property (less non-continuing expenses) for a period of twelve (12) months. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrowers’ reasonable estimate of the Gross Revenue from such Property (less non-continuing expenses) for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrowers of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such Property coverage form does not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the constructions, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in Section 5.1.1(a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    workers’ compensation, subject to the statutory limits of the state in which such Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about such Property, or in connection with such Property or its operation (if applicable);

(vi)    comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)    umbrella liability insurance in addition to primary coverage in an amount not less than $5,000,000.00, per location, per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender (if applicable);

(ix)    intentionally omitted;

(x)    insurance against employee dishonesty with respect to any employees of any Borrower in an amount not less than one (1) month of Gross Revenue from the Properties and with a deductible not greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00); and

(xi)    upon sixty (60) days notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to such Property located in or around the region in which such Property is located.

(b)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by each Borrower to Lender. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c)    Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable

Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of any Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 5.1.1(a) for each Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d)    All Policies of insurance provided for or contemplated by Section 5.1.1(a), shall name the applicable Borrower as a named insured and, with respect to Policies of liability insurance except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name the applicable Borrower as a named insured and Lender and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all-risk, boiler and machinery, terrorism, windstorm, flood, rental loss and/or business interruption and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for such Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if any Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)    All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)    with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of any Borrower, or anyone acting for any Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (2) the Policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Lender if the issuers elect not to renew the Policies prior to its expiration;

(ii)    with respect to all Policies of liability insurance, if obtainable by a Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice and (2) the issuers thereof shall give notice to Lender if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the applicable Borrower shall be obligated to provide such notice; and

(iii)    not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to the applicable Borrower, to take such action as Lender deems necessary to protect its interest in the applicable Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g)    In the event of foreclosure of the Mortgages or other transfer of title to the Properties in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning the Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)    The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrowers shall maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

(i)    Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, each Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, such Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of such Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrowers shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrowers shall obtain such coverage from the highest rated insurance company providing such coverage.

5.1.2     Insurance Company. All Policies required pursuant to Section 5.1.1: (i) shall be issued by companies authorized or licensed to do business in the state where the Property is located, with a financial strength and claims paying ability rating of (1) “A” or better by S&P and (2) “A:X” or better in the current Best’s Insurance Reports; (ii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall contain a waiver of subrogation against Lender; (iv) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that no Borrower, Lender or any other party shall be a co-insurer under said Policies and (B) in addition to complying with any other requirements expressly set forth in Section 5.1 for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of such Property, but in no event in excess of an amount reasonably acceptable to Lender; and (v) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrowers shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Complete copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrowers) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

DBR Investments Co. Limited

60 Wall Street, 10th Floor

New York, New York 10005

Attn: Joanne Marcino

Borrowers shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that no Borrower shall be required to pay such Insurance Premiums or furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrowers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

5.1.3     Condominium. If, at any time and from time to time during the Loan, the insurance policies maintained by the Condominium Association on the Common Elements do not fully comply with the requirements set forth in this Section 5.1 or are not otherwise acceptable to Lender in its sole discretion, then Borrowers shall promptly notify Lender in writing and Borrowers shall promptly, at their sole cost and expense, either procure and maintain or cause the Condominium Association to procure and maintain either (x) “primary” insurance coverage in the event that the Condominium Association does not provide the applicable insurance coverage required in this Section 5.1 or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in the event that the Condominium Association does not have the sufficient insurance coverage required under Section 5.1, as shall be necessary to bring such insurance coverage into full compliance with all of the terms and conditions of this Section 5.1. Notwithstanding anything to the contrary contained herein, it shall not be deemed an Event of Default (and Borrowers shall not be required to maintain the insurance coverage specified in clauses (x) or (y) above) in the event the insurance policies maintained by the Condominium Association on the Common Elements do not fully comply with the requirements set forth in this Section 5.1 so long as Lender determines that such insurance is acceptable notwithstanding such failure in its sole and absolute discretion.

Section 5.2     Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the affected Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction and exercise Borrowers’ rights under the Condominium Documents to cause the Condo Association to restore the common elements of the Condominium, as applicable. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrowers. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than, with respect to the affected Property, two percent (2%) of the Allocated Loan Amount for such Property, and Borrowers shall deliver to Lender all instruments required by Lender to permit such participation. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrowers settle such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrowers or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrowers shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Each Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Each Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3     Condemnation. Borrowers shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of any Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings to the extent of Borrowers’ rights to do so as owners of the Properties and as the owner of the Unit, and Borrowers shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrowers shall, to the extent of Borrowers’ rights to do so as owners of the Properties and as the owner of the Unit, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a condemning authority, Borrowers shall, to the extent of Borrowers’ rights to do so as owners of the Properties and as the owner of the Unit, promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 5.4, whether or not an

Award is available to pay the costs of such Restoration. If such Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4    Restoration. The following provisions shall apply in connection with the Restoration:

(a)     If the Net Proceeds shall be less than, with respect to the affected Property, one percent (1%) of the Allocated Loan Amount for such Property, and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrowers upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrowers deliver to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)    If the Net Proceeds are equal to or greater than, with respect to the affected Property, one percent (1%) of the Allocated Loan Amount for such Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1(a)(i), (iii), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrowers for Restoration upon the determination of Lender, in its sole but reasonable discretion, that the following conditions are met:

(A)    no Event of Default shall have occurred and be continuing;

(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the affected Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of (i) the Unit and Common Elements allocable thereto are taken, or (ii) the land constituting the affected Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;

(C)    Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the affected Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by Borrowers as part of the Restoration at their sole cost and expense;

(D)    Borrowers shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the affected Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrowers;

(F)    Lender shall be reasonably satisfied that the (x) Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) and (y) the affected Property can be restored to the affected Property’s pre-existing condition and utility as existed immediately prior to such Casualty or Condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the Casualty or Condemnation;

(G)    Lender shall be reasonably satisfied that the Restoration will be completed in accordance with any requirements under the Condominium Documents, as applicable;

(H)    the affected Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(I)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Property or the related Improvements;

(J)    the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than [                ]:1.00;

(K)    the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than seventy-five percent (75%);

(L)    Borrowers shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrowers’ architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(M)    the Net Proceeds together with any cash or cash equivalent deposited by Borrowers with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)    The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be promptly disbursed by Lender to, or as directed by, Borrowers from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy for the affected Property.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned, or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant, such approval shall not be unreasonably withheld, conditioned, or delayed. All out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrowers.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the affected Property, and (iii) Lender receives an endorsement to the Title Insurance Policy for the affected Property insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrowers, provided no Event of Default shall have occurred and shall be continuing.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of any Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole but reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of such Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrowers as otherwise expressly provided in this Section 5.4.

(d)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrowers for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrowers shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Prepayment Fee and any applicable Liquidated Damages Amount; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee or Liquidated Damages Amount shall be payable.

(e)    In the event of foreclosure of any Mortgage, or other transfer of title to any Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning such Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f)    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property or business or rental interruption insurance Policy that Borrowers propose be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrowers, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrowers (i) have demonstrated to Lender’s reasonable satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full or (ii) to the extent Borrowers are not able to satisfy Lender as to the sufficiency of the remaining funds to pay 100% of the Restoration or to satisfy the Obligations in full prior to distribution of Net Proceeds, Borrowers have agreed to fund any shortfall from funds other than from Gross Revenues or borrowed funds and have provided such security as Lender may reasonably require to insure payment of such shortfalls. To the extent any payment under a property or business or rental interruption insurance Policy is treated as business or rental interruption insurance in accordance with this paragraph (f), such funds shall be deposited into the Casualty and Condemnation Account. Provided that no Event of Default then exists, Insurance Proceeds treated as business or rental interruption insurance in accordance with this paragraph (f)

(to the extent of available funds) shall be (A) first applied by Lender, on each Monthly Payment Date, to pay for Debt Service, deposits of Reserve Funds and payments of Monthly Operating Expense Budgeted Amount and Approved Extraordinary Operating Expenses, in each case as approved by Lender, actually incurred (collectively, the “Approved Monthly BI Expenses”) for such month pursuant to, and in the priorities set forth in, Section 6.13.1, and (B) second, to the extent that Lender determines that the amount of business or rental interruption Insurance Proceeds then remaining in the Casualty and Condemnation Account is sufficient to pay for all future Approved Monthly BI Expenses through the completion of the subject Restoration and stabilization of the subject Property, disbursed by Lender to Borrowers in an aggregate amount under this clause (B) not to exceed the Approved Monthly BI Expenses actually incurred and paid for by Borrowers from the date of the applicable Casualty to the date of the first installment of business or rental interruption Insurance Proceeds advanced by the applicable insurance company (as evidenced by supporting documentation by Borrowers that is acceptable to Lender). Provided no Trigger Period then exists, all remaining business or rental interruption insurance proceeds shall be disbursed to Borrowers upon the final completion of the subject Restoration and the recommencement of full unabated rent being paid by the Tenants under the Leases required to remain in place pursuant to Section 5.4(b)(i)(C).

Section 5.5    Condominium Documents. Notwithstanding anything to the contrary contained in the foregoing Sections 5.2 through 5.4, to the extent the Condominium Documents require that all or any portion of any Proceeds or Awards be paid to the Board of Directors and that the Board of Directors hold or otherwise control such Proceeds or Awards and complete a Restoration, then the obligations of Borrowers to deliver (or cause to be delivered) Proceeds or Awards to Lender and to complete such Restoration shall be deemed satisfied provided that: (i) the Borrower owning the Unit exercises its rights as owner of the Unit (through voting, appointment of members or the Board of Directors and any rights otherwise available to Borrower under the Condominium Documents) to cause the Board of Directors to comply with its obligations regarding the Restoration; (ii) Borrowers apply any Proceeds or Awards otherwise received by Borrowers in accordance with this Article 5 and completes the Restoration of any portions of the Property that the Board of Directors is not required to restore; and (iii) Borrowers comply with any requirements applicable to the Borrower owning the Unit under the Condominium Documents in order to enable Lender to obtain all rights to which mortgagees of commercial units in the Condominium are entitled under the Condominium Documents with respect to Proceeds and Awards and other matters described in this Article 5; provided, however, that if the Condominium Documents are hereafter terminated, the provisions of this Section 5.5 shall automatically cease to be of any force or effect. Nothing in this Section 5.5 shall preclude Borrowers’ payment obligations (if any) under Section 5.4(c) above.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1    Cash Management Arrangements. Each Borrower shall cause all Rents relating to its Property to be transmitted directly by non-residential Tenants of such Property into a trust account (the “Clearing Account”) established and maintained by Borrowers at an Eligible Institution selected by Borrowers and reasonably approved by

Lender (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Borrower shall not terminate any related lockbox agreement and/or direct Clearing Bank pursuant to any related lockbox agreement to transfer any Gross Revenues deposited into the lockbox into any account other than the Clearing Account (the “Lockbox Obligations”). To the extent Borrowers receive notice from the Clearing Bank that it intends to terminate the Clearing Account Agreement, Borrowers shall establish a new Clearing Account at an Eligible Institution reasonably approved by Lender and enter into a new clearing account agreement that is substantially similar to then-existing Clearing Account Agreement (with such changes as are reasonably approved by Lender) on or prior to the date such then-existing Clearing Account Agreement is terminated. Without in any way limiting the foregoing, if Borrowers or Manager receive any Gross Revenue from the Properties, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrowers or Manager, and (iii) each Borrower or Manager shall deposit such amounts in the Clearing Account within two (2) Business Days of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrowers’ operating account at the Clearing Bank, unless a Trigger Period is continuing, in which event such funds shall be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account that are invested shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and no Borrower shall have any right of withdrawal therefrom. Borrowers shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2    Required Repairs Funds.

6.2.1    Deposit of Required Repairs Funds. Borrowers shall perform the repairs and other work at the Properties as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II, which may be extended at Lender’s option if diligently pursued. On the Closing Date, Borrowers shall deposit with or on behalf of Lender the amount set forth on such Schedule II as the estimated cost to complete the Required Repairs multiplied by 125% (the “Required Repairs Funds”), which Required Repairs Funds shall be transferred by Deposit Bank into an Account (the “Required Repairs Account”).

6.2.2    Release of Required Repairs Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Required Repairs Funds to Borrowers out of the Required Repairs Account, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Required Repairs Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for Required Repairs; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are for Required Repairs, and a description thereof, (2) stating that all Required

Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Required Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, (6) stating that all previous disbursements of Required Repair Funds have been used to pay the previously identified Required Repairs, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) as to any completed Required Repair a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Required Repairs and not previously delivered to Lender, (C) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Required Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrowers. If such disbursement request is for $30,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ expense) performance of the work associated with such Required Repairs. Upon Borrowers’ completion of all Required Repairs in accordance with this Section 6.2, Lender shall promptly direct Servicer to release any remaining Required Repairs Funds, if any, in the Required Repairs Account to Borrowers.

Section 6.3    Tax Funds.

6.3.1    Deposits of Tax Funds. Borrowers shall deposit with Lender (i) on the Closing Date, an amount equal to $19,257.02 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Real Estate Taxes that Lender estimates will be payable during the next ensuing twelve (12) months (initially, $4,814.25), in order to accumulate sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Real Estate Taxes, Lender shall notify Borrowers of such determination and the monthly deposits for Real Estate Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Real Estate Taxes; provided, that if Borrowers receive notice of any deficiency after the date that is ten (10) days prior to the date that Real Estate Taxes are due, Borrowers will deposit with or on behalf of Lender such amount within two (2) Business Days after its receipt of such notice.

6.3.2    Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Real Estate Taxes. In making any payment relating to Real Estate Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Real Estate Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Real Estate Taxes and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be promptly returned to Borrowers.

Section 6.4    Insurance Funds.

6.4.1    Deposits of Insurance Funds. Borrowers shall deposit with or on behalf of Lender on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrowers of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. For the avoidance of doubt, if deposits into the Insurance Account are no longer suspended pursuant to Section 6.4.3, Borrower shall be required to resume making deposits for Insurance Premiums with respect to any Policies required pursuant to Section 5.1 that are not maintained by the Condo Association in accordance with Section 5.1 hereof. Borrower shall not be required to make deposits for Insurance Premiums pursuant to this Section 6.4.1 with respect to any Policies maintained by the Condo Association in accordance with Section 5.1 hereof.

6.4.2    Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrowers shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be promptly returned to Borrowers.

6.4.3     Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to all of the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1 that are not maintained by the Condo Association in accordance with Section 5.1 hereof.

Section 6.5    Capital Expenditure Funds.

6.5.1    Deposits of Capital Expenditure Funds. Borrowers shall deposit with or on behalf of Lender on each Monthly Payment Date, the amount of $1,136.67, for annual Capital Expenditures, which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”. Lender may reassess its estimate of the amount necessary for Capital Expenditures from time to time and may require Borrowers to increase the monthly deposits required pursuant to this Section 6.5.1 upon thirty (30) days notice to Borrowers if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Properties.

6.5.2    Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Capital Expenditure Funds to Borrowers out of the Capital Expenditure Account, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved Capital Expenditures to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (6) stating that all previous disbursements of Capital Expenditure Funds have been used to pay the previously identified Approved Capital Expenditures, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved Capital Expenditures and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrowers) and (iii) if such disbursement request is for $30,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ expense) performance of the work associated with such Approved Capital Expenditure.

Section 6.6    Rollover Funds.

6.6.1    Deposits of Rollover Funds.

(a)    Borrowers shall deposit with or on behalf of Lender on each Monthly Payment Date the sum of $5,797.00 (the “Monthly Rollover Deposit”), for tenant improvements and leasing commissions that may be incurred following the date hereof, which amounts shall be transferred into an Account (the “Rollover Account”). Lender may from time to time reassess its reasonable estimate of the required monthly amount necessary for tenant improvements and leasing commissions and, upon notice to Borrowers, Borrowers shall be required to deposit with or on behalf of Lender each month such reassessed amount, which shall be transferred into the Rollover Account. Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.

(b)    In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds and shall be disbursed and released as set forth in Section 6.6.2 below, and Borrowers shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement:

(i)    Other than Lease Sweep Lease Termination Payments (which shall be deposited into the Lease Sweep Account in accordance with Section 6.10.1 hereof), all sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with any Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of Borrower against third parties in connection with any Lease, (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit) (collectively, “Lease Termination Payments”), and (D) any sum received from any Tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii)    Any other extraordinary event pursuant to which Borrowers receive payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Properties not otherwise covered by this Agreement or the Cash Management Agreement.

6.6.2    Release of Rollover Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Rollover Funds to Borrowers out of the Rollover Account, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Rollover Funds is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved

Leasing Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the applicable Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved Leasing Expenses to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (6) stating that all previous disbursements of Rollover Funds have been used to pay the previously identified Approved Leasing Expenses, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Rollover Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrowers).

6.6.3    Suspension of Rollover Escrow Requirements. Provided (x) no Trigger Period has occurred and is continuing and (y) each of the 7-Eleven Lease, the Pratt & Whitney Lease and the Starbucks Lease remains in full force and effect and no default is continuing thereunder beyond applicable notice, cure and grace periods (the conditions set forth in the foregoing clauses (x) and (y) are collectively referred to herein as the “Rollover Suspension Conditions”), for so long as the Rollover Suspension Conditions are satisfied, Borrowers’ obligation under Section 6.6.1 to make the Monthly Rollover Deposits shall be suspended. If at any time (i) the Rollover Suspension Conditions are not satisfied or (ii) Borrower fails to provide evidence satisfactory to Lender that Borrowers’ obligations with respect to tenant improvements and leasing commissions under this Agreement are satisfied, then Borrowers’ obligation under Section 6.6.1 to make the Monthly Rollover Deposits shall be reinstated, and within ten (10) days after prior written notice from Lender, Borrowers shall deposit into the Rollover Account additional funds that Lender deems reasonably necessary, when added to such monthly deposits, in order to accumulate sufficient funds to pay all tenant improvements and leasing commissions (provided, however, to the extent such obligation was reinstated as a result of the failure to satisfy the conditions set forth in clause (y) of the Rollover Suspension Conditions, Borrower shall only be required to deposit additional funds sufficient to pay all tenant improvements and leasing commissions with respect to each Property at which such failure occurs). If Borrowers shall be required to resume making the payments required under Section 6.6.1, such obligation shall continue (A) if such obligation was reinstated as a result of such events described in clause (i) of this Section 6.6.3, until Lender has received evidence acceptable in its sole discretion that the Rollover Suspension Conditions are satisfied and (ii) if such obligation was reinstated as a result of such events described in clause (ii) of this Section 6.6.3, until Lender has received evidence acceptable in its sole discretion that such conditions have been rectified, and upon such event, provided no Event of Default is continuing, any funds on deposit in the Rollover Account shall be released to Borrower.

Section 6.7    Intentionally Omitted.

Section 6.8    Intentionally Omitted.

Section 6.9    Common Charges Account. Borrowers shall deposit with or on behalf of Lender, (i) on the Closing Date, an amount equal to $4,336.08, and (ii) on each Monthly Payment Date during the continuance of a Trigger Period, an amount equal to one-twelfth of the an amount set forth in the Approved Annual Budget for Common Charges (or otherwise payable on any other day in the month in which such Monthly Payment Date occurs) (plus any other amounts that may be due for such Common Charges which are not included in the Approved Annual Budget), which amounts shall be transferred into an Account (the “Common Charges Account”). Amounts deposited from time to time in the Common Charges Account pursuant to this Section 6.9.1 are referred to herein as the “Common Charges Funds”. Provided that no Event of Default has occurred and is continuing, during the continuance of a Trigger Period, Lender will (a) remit funds in the Common Charges Account to an account designated by the Board of Directors or Condo Association for payment of Common Charges or (b) reimburse Borrowers for such amounts upon presentation of evidence of payment. In making any payment relating to Common Charges, Lender may do so according to any bill, statement or estimate procured from the Board of Directors or Condo Association without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Lender may increase the amount required to be maintained on deposit in the Common Charges Account to the amount Lender reasonably deems necessary to reflect any increases in the Common Charges due under the Condominium Documents. During the continuance of an Event of Default, the Common Charges Funds on deposit in the Common Charges Account may be used by Lender, at Lender’s sole and absolute election and discretion, for the payment of Common Charges or other operating expenses for the Property. Section 6.10 Lease Sweep Funds

Section 6.10    Lease Sweep Funds.

6.10.1    Deposits of Lease Sweep Funds.

(a)    On each Monthly Payment Date during a Lease Sweep Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Lease Sweep Account”). Amounts deposited from time to time into the Lease Sweep Account shall collectively be referred to herein as the “Lease Sweep Funds”.

(b)    In addition to the deposits set forth in clause (a) above, all Lease Sweep Lease Termination Payments shall be deposited into the Lease Sweep Account and held as Lease Sweep Funds and shall be disbursed and released as set forth in Section 6.10.2 below, and

Borrowers shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Lease Sweep Account pursuant to the Cash Management Agreement.

(c)    In the event that Lease Sweep Funds are being swept (or are applicable to) more than one Lease Sweep Lease, such Lease Sweep Funds shall be reasonably allocated by Lender as between or among such related Lease Sweep Space (provided that any Lease Sweep Lease Termination Payments received with respect to a Lease Sweep Lease shall be allocated by Lender to such related Lease Sweep Space).

6.10.2    Release of Lease Sweep Funds.

(a)    Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Lease Sweep Funds to Borrowers out of the Lease Sweep Account, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 provided that: (i) such disbursement is for an Approved Lease Sweep Space Leasing Expenses for the Lease Sweep Space applicable to such Lease Sweep Funds; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are Approved Lease Sweep Space Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Lease Sweep Space Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Lease Sweep Funds have been used to pay the previously identified Approved Lease Sweep Space Leasing Expenses, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the applicable Property indicating that the applicable Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Lease Sweep Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Lease Sweep Space Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrowers).

(b)    Provided no Event of Default is continuing, funds on deposit in the Lease Sweep Account with respect to a Lease Sweep Space not previously disbursed or applied shall be disbursed (x) provided no Trigger Period is continuing, to Borrowers or (y) if a Trigger Period is continuing, on the next occurring Monthly Payment Date in accordance Section 6.13.1; in each case, as follows:

(i)    if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(A), (B) or (C) of the definition of “Lease Sweep Period”, any such remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once all Occupancy Conditions are satisfied with respect to such Lease Sweep Space, less (x) any Unpaid TILC Obligations Amount, as reasonably determined by Lender, which amount will be retained in the Lease Sweep Account and will be periodically disbursed for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.10.2(a) and/or (y) any Remaining Rent Abatement Amount, as reasonably determined by Lender, which amount will be retained in the Lease Sweep Account and will be disbursed on each Monthly Payment Date in amounts sufficient to replicate full contractual rents under each applicable Lease in accordance with a schedule to be delivered to, and reasonably approved by, Lender; or

(ii)    if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(D) or (E) of the definition of “Lease Sweep Period”, all remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once the applicable conditions described in clause (ii)(D) or (E) of the definition of “Lease Sweep Period” have been met.

Section 6.11    Casualty and Condemnation Account. Borrowers shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.11 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

Section 6.12    Cash Collateral Funds. If a Trigger Period shall be continuing (other than (i) a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period or (ii) a Trigger Period continuing because of the continuance of a Lease Sweep Period), all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.12 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Trigger Period, be disbursed to Borrower. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due hereunder.

Section 6.13    Property Cash Flow Allocation.

6.13.1    Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the continuance of a Trigger Period, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i)    First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii)    Second, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;

(iii)    Third, to the Common Charges Account, to make any required payments of Common Charges Funds as required under Section 6.9 hereof;

(iv)    Fourth, to Lender, funds sufficient to pay the Monthly Interest Payment Amount or Monthly Debt Service Payment Amount (as applicable), applied first to the payment of interest computed at the Interest Rate (plus, if applicable, interest at the Default Rate) with the remainder (from and after the Amortization Commencement Date) applied to the reduction of the Outstanding Principal Balance;

(v)    Fifth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds as required under Section 6.5;

(vi)    Sixth, to the Rollover Account, to make the required payments of Rollover Funds as required under Section 6.6; and

(vii)    Seventh, to Lender, of any other amounts then due and payable under the Loan Documents;

(viii)    Eighth, to Borrowers, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(ix)    Ninth, to Borrowers, payments for Approved Extraordinary Operating Expenses, if any;

(x)    Tenth, if a New Mezzanine Loan (or any portion thereof) is outstanding and a Trigger Period is continuing (other than a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing), to make payments in the amount of the monthly debt service payment payable under the terms of the New Mezzanine Loan, to the lender under the New Mezzanine Loan; and

(xi)    Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (x) above (the “Available Cash”):

(A)    during a Trigger Period continuing due to a Lease Sweep Period (regardless of whether any other Trigger Period is continuing), to the Lease Sweep Account to be held and disbursed in accordance with Section 6.10; or

(B)    provided no Lease Sweep Period is continuing, to the Cash Collateral Account to be held or disbursed in accordance with Section 6.12; or

(C)    during a Trigger Period continuing solely because a Mezzanine Trigger Period is continuing, to the lender under the New Mezzanine Loan, to be applied in accordance with the instruments and documents evidencing or securing the New Mezzanine Loan, to pay any amount due to lender under the New Mezzanine Loan, before any remainder is disbursed to the applicable New Mezzanine Loan Borrower.

6.13.2    Failure to Make Payments. The failure of Borrowers to make all of the payments required under clauses (i) through (vii) of Section 6.13.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, and Borrowers are not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.13.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.14    Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrowers of all other terms, conditions and provisions of the Loan Documents, each Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all such Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Each Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. No Borrower shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Liens of the Mortgages or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Account shall accrue for the benefit of Lender and shall be taxable to Borrowers. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrowers.

ARTICLE 7

PERMITTED TRANSFERS

Section 7.1    Permitted Transfer of the Entire Property.

(a)    Notwithstanding the provisions of Section 4.2, Borrowers shall have, following a Securitization of the Loan, the right to convey the Properties to a new borrower (the “Transferee Borrower”) and have Transferee Borrower assume all of Borrowers’ obligations under the Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b)    Transfer and Assumption shall be subject to the following conditions:

(i)    Borrowers has provided Lender with not less than sixty (60) days prior written notice (it being understood that the consummation of the Transfer and Assumption is subject to Lender’s approval of all of the conditions set forth in this Section 7.1(b)), which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)    no Event of Default has occurred and is continuing;

(iii)    Transferee Borrower shall be a newly formed Delaware single member limited liability company that is a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;

(iv)    Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with a minimum ownership interest in the Transferee Borrower reasonably acceptable to Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole and absolute discretion;

(v)    the Properties shall be managed by an Unaffiliated Qualified Manager or by a property manager reasonably acceptable to Lender;

(vi)    Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender;

(vii)    Transferee Borrower shall have proposed one or more replacement guarantors and indemnitor and Lender shall have determined that such proposed guarantors and indemnitors as Approved Replacement Guarantor (and each such proposed replacement guarantor that is an Approved Replacement Guaranty shall hereafter be referred to as a “Transferee Guarantor”);

(viii)    each Transferee Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantors on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantors on the date hereof), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Transferee Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);

(ix)    Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee Borrower, Transferee Owner and each Transferee Guarantor;

(x)    each Person that will have Control of, or a ten percent (10%) or greater direct or indirect interest in, Transferee Borrower or any Person that Controls Transferee Borrower upon such Transfer and Assumption, shall be a Qualified Transferee;

(xi)    Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan);

(xii)    counsel to Transferee Borrower and each Transferee Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);

(xiii)    Borrowers shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to each Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion;

(xiv)    Transferee Borrower and/or Borrowers, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to 1.00% of the Outstanding Principal Balance;

(xv)    if a New Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the New Mezzanine Loan;

(xvi)    Borrowers shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrowers post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent; and

(xvii)    Borrowers shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld so long as all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)).

Notwithstanding anything to the contrary contained in this Section 7.1, no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the Condominium Documents.

Section 7.2    Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)    a Lease entered into in accordance with the Loan Documents;

(b)    a Transfer and Assumption in accordance with Section 7.1;

(c)    a Permitted Encumbrance;

(d)    a Property sale pursuant to Section 2.5.2;

(e)    the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Borrower;

(f)    provided no Event of Default shall then exist, a Transfer of any direct or indirect interest in any Borrower (other than a Transfer of any SPC Party’s interest in such Borrower) related to or in connection with the estate planning of such transferor to (1) an immediate family member of such interest holder (or to partnerships or limited liability companies Controlled solely by one or more of such family members) or (2) a trust established for the benefit of such immediate family member, provided that:

(i)    Borrowers shall provide to Lender thirty (30) days prior written notice thereof;

(ii)    such Transfer shall not otherwise result in a change of Control of Borrower or change of the day to day management and operations of the Properties;

(iii)    Each Borrower and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity and each Borrower shall continue to be a Delaware single member limited liability company;

(iv)    if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Borrower or any Person that Controls any Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(v)    the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(g)    a Transfer of any direct or indirect interest in any Borrower (other than a Transfer of any SPC Party’s interest in such Borrower) that occurs by devise or bequest or by operation of law upon the death of a natural person that was the holder of such interest, provided that:

(i)    Borrowers shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than thirty (30) days after the date of such Transfer;

(ii)    Each Borrower and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity and each Borrower shall continue to be a Delaware single member limited liability company;

(iii)    the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(iv)     if such Transfer would cause the transferee, together with its Affiliates, to Control any Borrower or to increase its direct or indirect interest in any Borrower or any Person that Controls any Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(v)    if such Transfer results in a change of Control of any Borrower to a Person other than (A) a Key Principal (directly or indirectly) or (B) the estate of any Key Principal (during the pendency of the settlement by the estate of any Key Principal and if such Transfer occurs as a result of the death of any Key Principal) (the “Key Principal Estate”); (x) if such Transfer occurs prior to the occurrence of a Securitization, such Transfer is approved by Lender in writing within 30 days after any such Transfer, which approval shall not be unreasonably withheld or (y) from and after a Securitization, then Borrower shall deliver a Rating Agency Confirmation from each applicable Rating Agency within sixty (60) days after any such Transfer (or such longer time as may reasonably be necessary for Borrowers to obtain the Rating Agency Confirmations, provided Borrowers are diligently pursuing same); and/or

(h)    provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in any Borrower (other than a Transfer of any SPC Party’s interest in such Borrower) shall be permitted without Lender’s consent provided that:

(i)    such Transfer shall not (x) cause the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in any Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of any Borrower or any SPC Party;

(ii)    Each Borrower and any SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity and each Borrower shall continue to be a Delaware single member limited liability company;

(iii)    if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Borrower or any Person that Controls any Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrowers shall provide to Lender thirty (30) days prior written notice thereof;

(iv)    after giving effect to such Transfer, Key Principal shall continue to control the day to day operations of Borrowers and each such SPC Party and shall continue to own at least twenty-four and 906/1,000 percent (24.906%) of all equity interests (direct or indirect) of Borrowers; and

(v)    the Properties shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies.

For purposes of clause (f) above, “immediate family member” shall mean a sibling, family trust, parent, spouse, child (or step-child), grandchild or other lineal descendant of the interest holder.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer Controls Borrowers and owns any direct or indirect interest in any Borrower (or if there were two or more Guarantors immediately prior to such Permitted Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrowers), it shall also be a condition hereunder that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantors on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantors on the date hereof) on or prior to the date of such Permitted Transfer (or, in the case of a Permitted Transfer described in clause (g), within thirty (30) days after the date of such Permitted Transfer), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).

Notwithstanding anything to the contrary contained in this Section 7.2, no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the Condominium Documents

Section 7.3    Cost and Expenses; Searches; Copies.

(a)    Borrowers shall pay all out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel, whether internal or outside, and the reasonable cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b)    Borrowers shall provide Lender with copies of all organizational documents relating to any Permitted Transfer.

(c)    In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrowers or any Person that Controls Borrowers immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrowers shall deliver (and Borrowers shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

ARTICLE 8

DEFAULTS

Section 8.1    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, or (F) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii)    if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrowers;

(iii)    if any of the Taxes or Other Charges are not paid when due (provided that it shall not be an Event of Default if such past due Taxes are Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);

(iv)    if the Policies are not (A) delivered to Lender within five (5) Business Days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)    a Transfer other than a Permitted Transfer occurs without Lender’s consent (a “Prohibited Transfer”); provided, however, that, with respect to any such Prohibited Transfer which does not constitute a Transfer of any Property, a Transfer of a

49% or greater direct and/or indirect interest in any Borrower and/or any direct or indirect Controlling interest in a Borrower, then such Prohibited Transfer shall not be deemed to be an Event of Default hereunder if (1) no other Event of Default is then ongoing, (2) such Prohibited Transfer was immaterial and inadvertent and is susceptible to cure, (3) such Prohibited Transfer would not reasonably be anticipated to (and does not actually) cause a material adverse effect on the condition (financial or otherwise) or business of any Borrower (including the ability of such Borrower to carry out the transactions contemplated by this Agreement), SPC Party, any Guarantor, Manager or the condition or ownership of any Property and (4) within thirty (30) days of the occurrence thereof, Borrowers cure such breach or violation in a manner reasonably acceptable to the Lender;

(vi)    if any certification, representation or warranty made by any Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made;

(vii)    if any Borrower, any SPC Party or any Guarantor shall make an assignment for the benefit of creditors;

(viii)    if a receiver, liquidator or trustee shall be appointed for any Borrower, any SPC Party or any Guarantor or if any Borrower, any SPC Party or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, any SPC Party or any Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any SPC Party or any Guarantor shall be instituted, or if any Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Borrower, such SPC Party or such Guarantor, upon the same not being discharged, stayed or dismissed within forty-five (45) days following its filing;

(ix)    if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)    if any of the assumptions contained in any non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi)    a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof;

(xii)    if any Borrower shall be in default under any mortgage or security agreement covering any part of any Property whether it be superior, pari passu or junior in Lien to such Mortgage beyond any applicable cure periods contained therein;

(xiii)    subject to Borrowers’ right to contest set forth in Section 4.3 of this Agreement, if any Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xiv)    the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Properties entered into in accordance with the Loan Documents;

(xv)    if, without Lender’s prior written consent, (i) a Management Agreement is terminated, (ii) the ownership, management, or control of Manager is transferred, (iii) there is a material change in a Management Agreement, or (iv) if there shall be a material default by any Borrower under any Management Agreement beyond any applicable notice or grace period;

(xvi)    if any Borrower or any Person owning a direct or indirect ownership interest in any Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xvii)    a breach of any representation, warranty or covenant contained Section 3.1.18 hereof;

(xviii)    if any Borrower breaches any covenant contained Section 4.9 hereof;

(xix)    if Borrowers shall fail to pay any charges, fees, assessments or other amounts, including without limitation, the Common Charges, after the expiration of any applicable notice and cure periods set forth in the Condominium Documents (provided, however, if adequate funds are available in the Common Charges Account for such payment, the failure by Lender to allocate such funds to such payments shall not constitute an Event of Default), imposed upon any Borrower under the Condominium Documents or by the Board of Directors or Condo Association, or any of the Condominium Documents shall be modified, changed, altered, amended, terminated or supplemented without Lender’s consent except as expressly permitted by this Agreement;

(xx)    if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrowers, Guarantors or the Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxi)    Guarantors breach any of the Guarantor Financial Covenants and Borrowers fail to cause a Person that (i) has sufficient net worth and liquidity to cause the combined net worth and liquidity of Guarantors and such Person to meet or exceed the Guarantor Financial Covenants and (ii) otherwise satisfies the conditions set forth in the definition of Approved Replacement Guarantor, to execute within thirty (30) days after the occurrence of such breach a joinder to the Guaranty and Environmental Indemnity providing that Guarantors and such Person shall be jointly and severally liable for all

Guaranteed Obligations (as defined in the Guaranty) then existing or thereafter arising under the Guaranty and Environmental Indemnity. Upon the execution of such joinder (x) the term “Guarantor” shall refer to the Guarantors and such Person, collectively, for all purposes set forth in the Loan Documents and (y) the Guarantor Financial Covenants shall apply collectively to Guarantors and such Person;

(xxii)    if Borrowers fail to establish a new Clearing Account and enter into a new clearing account agreement in accordance with Section 6.1 hereof on or prior to the termination of any existing Clearing Account Agreement;

(xxiii)    if any of the terms, covenants or conditions of any Lease Sweep Lease shall in any manner be modified, changed, supplemented, altered or amended or if any Lease Sweep Lease shall be terminated or surrendered, in any case without the consent of Lender except as otherwise permitted by this Agreement; or

(xxiv)    if Borrowers or Guarantors shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxiii) above, and such Default shall continue for ten (10) days after notice to Borrowers from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrowers from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrowers and/or Guarantors shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrowers and/or Guarantors in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

Section 8.2    Remedies.

8.2.1    Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrowers hereby expressly waive any such notice or demand), that Lender deems advisable to protect and enforce its rights against any or all Borrowers and in and to the Properties, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers and the Properties, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrowers hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2    Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by such Borrower or to impair any remedy, right or power consequent thereon.

8.2.3    Severance.

(a)    During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any Mortgage in any manner and for any amounts secured by such Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose any Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by any Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, each Property shall remain subject to a Mortgage to secure payment of the sums secured by such Mortgage and not previously recovered.

(b)    During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Each Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to such Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)    During the continuance of an Event of Default, any amounts recovered from the Properties or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4    Lender’s Right to Perform. If any Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after such Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all out-of-pocket costs, out-of-pocket expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrowers to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Borrower of any such failure.

ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGES

Section 9.1    Sale of Mortgages and Securitization..

(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or in one or more pooled loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)    If requested by Lender, Borrowers shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)    (A) provide updated financial and other information with respect to each Property, the business operated at each Property, each Borrower, each Guarantor and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to each Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of each Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)    provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to each Property, the Loan Documents, and each Borrower and its Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)    (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrowers with respect to information contained therein that was furnished to Lender by or on behalf of Borrowers in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrowers and Guarantors, operating statements and rent rolls with respect to the Properties, and (B) within three (3) Business Days following Borrowers’ receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrowers alone or Borrowers and one or more Affiliates of Borrowers (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrowers shall furnish to Lender upon request the following financial information:

(i)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for each Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item

1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to each Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Properties are the Significant Obligor and the Properties (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) were acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)    Further, if requested by Lender, Borrowers shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant under any Lease at any Property (to the extent available to Borrower) if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of affiliated Tenants under any Lease within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of affiliated Tenants under any Lease would constitute a Significant Obligor. Borrowers shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants under any Lease meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e)    If Lender determines that Borrowers alone or Borrowers and one or more Affiliates of any Borrowers collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrowers shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii)    with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of each Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of each Borrower.

(g)    If requested by Lender, Borrowers shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(h)    If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrowers shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate of all the Properties (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)    All financial statements provided by Borrowers pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)    In connection with any Secondary Market Transaction, Lender shall have the right, and Borrowers hereby authorize Lender, to disclose any and all information in Lender’s possession regarding Borrowers, Guarantors, any Manager, any Property and/or the Loan in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Lender in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs.

Section 9.2    Securitization Indemnification.

(a)    Borrowers understand that information provided to Lender by Borrowers and their agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrowers also understand that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)    Borrowers hereby agree to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, directors and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement of any material fact contained in the information provided to Lender by any Borrower and its agents, counsel and representatives, (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by any Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrowers also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrowers’ liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrowers, operating statements and rent rolls with respect to the Properties. This indemnification provision will be in addition to any liability which Borrowers may otherwise have. Borrowers acknowledge and agree that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrowers and Guarantors shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrowers under this Section 9.2(b).

(c)    In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrowers agree to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of any Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of any Borrower, operating statements and rent rolls with respect to any Property, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)    Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and applicable Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrowers hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)    The liabilities and obligations of both Borrowers and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3    Severance.

9.3.1    Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrowers to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2    New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to (i) establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Debt Service Payment Amount of the Loan to the Loan and such New Mezzanine Loan(s), (ii) require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender and (iii) modify the Debt Service Coverage Ratio covenants to provide for mortgage only and aggregate tests based on a calculation of each based on the Loan only balance and the aggregate balance of the Loan plus the New Mezzanine Loan(s); provided, that the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification, the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the interest rate of the original Note immediately prior to such modification and the combined Debt Service Coverage Ratio threshold equals the Debt Service Coverage Ratio threshold set forth herein. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrowers shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower.

9.3.3    Cooperation; Execution; Delivery. Borrowers shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrowers shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification or New Mezzanine Loan pursuant to this Section 9.3, all in form and substance reasonably satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event any Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, each Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgages and the other Loan Documents if any Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of any Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against such Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in all or any of the Properties, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against a Borrower only to the extent of such Borrower’s interest in the Properties, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against a Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name one or more Borrowers as a party defendant in any action or suit for foreclosure and sale under any Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignments of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against all or any of the Borrowers in order to fully realize the security granted by any Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all or any of the Properties; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrowers for any or all of the following being referred to herein as “Borrowers’ Recourse Liabilities”):

(i)    fraud, willful misconduct, misrepresentation or intentional failure to disclose a material fact by or on behalf of any Borrower, any Guarantor, any Affiliate of any Borrower or any Guarantor, or any of their respective agents or representatives in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(iii)    wrongful removal or destruction of any portion of any Property or damage to any Property caused by willful misconduct or gross negligence;

(iv)    any physical waste of any of the Properties;

(v)    the forfeiture by any Borrower of any Property, or any portion thereof, because of the conduct of criminal activity by any Borrower or any Guarantor or any of their respective agents or representatives in connection therewith;

(vi)    the misappropriation or conversion by or on behalf of any Borrower of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits, Lease Termination Payments, and Lease Sweep Lease Termination Payments) or (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Clearing Account Agreement or the Cash Management Agreement;

(vii)    subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, failure to pay charges for labor or materials or other charges that can create Liens on any portion of any Property;

(viii)    any security deposits, advance deposits or any other deposits collected with respect to any Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;

(ix)    the failure to pay Taxes or transfer taxes;

(x)    failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof;

(xi)    intentionally omitted;

(xii)    the failure to pay Common Charges;

(xiii)    intentionally omitted;

(xiv)    Borrowers’ indemnification of Lender set forth in Section 9.2 hereof;

(xv)    any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies under the Guaranty; and/or

(xvi)    a breach of the covenants set forth in Section 4.4 hereof (other than those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) or a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan that does not result in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach.

In addition to the above and notwithstanding anything contained in this Agreement or any of the other Loan Documents to the contrary, Borrowers hereby assume liability for, and hereby unconditionally guarantee, payment to Lender (for deposit by Lender into the Casualty and Condemnation Account (as defined in the Cash Management Agreement)) of the Guaranteed

Insurance Shortfall Amount following a Casualty to the DC Property (or any portion thereof) if after such Casualty two-thirds (2/3) or more of the Units are rendered untenantable (a “Total Condo Casualty”). Borrowers shall pay the Guaranteed Insurance Shortfall Amount to Lender within ten (10) Business Days of demand by Lender following Lender’s determination in its sole discretion that a Casualty is a Total Condo Casualty (the liability and obligation of Borrowers under this paragraph to pay to Lender the Guaranteed Insurance Shortfall Amount being referred to herein as the “Borrowers’ Casualty Recourse Liabilities”). Upon payment in full of the Guaranteed Insurance Shortfall Amount in accordance with this paragraph, Lender shall release the DC Property from the Lien of the Mortgage encumbering the DC Property (and related Loan Documents) and Borrowers shall satisfy all of the requirements of Section 2.5.3 with respect to such release. As used herein, the term “Guaranteed Insurance Shortfall Amount” shall mean an amount equal to the sum of (A) the difference between (i) 125% of the Allocated Loan Amount for such Property and (ii) the Insurance Proceeds from the Total Condo Casualty, (B) all costs, taxes and expenses associated with the release of the Lien of the Mortgage encumbering the DC Property, including Lender’s reasonable attorneys’ fees, and (C) any additional amount necessary to pay down the Outstanding Principal Balance such that the loan-to-value ratio of the Properties then remaining subject to the Lien of the Loan Documents following the release of the Lien of the Mortgage encumbering the DC Property (such value to be determined by the Lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC Trust and which shall exclude the value of personal property or going concern value, if any) is less than one hundred and twenty-five percent (125%).

In addition to the above and to any other indemnification obligations thereof in this Agreement, and notwithstanding anything contained in this Agreement or any of the other Loan Documents to the contrary, Borrowers hereby assume liability for, and hereby unconditionally guarantee: (i) the payment and performance of the Guaranteed Indemnified Liabilities (defined below) to the extent such Guaranteed Indemnified Liabilities are not otherwise satisfied by an insurer pursuant to a policy of insurance providing the coverages required under Section 5.1.1(a)(ii) hereof (including, without limitation, any liability insurance coverage held by the Condo Association) and (ii) to the extent Lender incurs any costs, expenses and disbursements of any kind in the defense of, arising from, or otherwise in connection with, the Guaranteed Indemnified Liabilities, the payment to Lender of such incurred costs, expenses and disbursements within ten (10) Business Days of demand by Lender (the liability and obligation of Borrowers under the immediately foregoing clauses (i) and (ii) being referred to herein as the “Borrowers’ Indemnification Recourse Liabilities,” and together with the Borrowers’ Casualty Recourse Liabilities, collectively, “Borrowers’ Additional Recourse Liabilities”). As used herein, the term “Guaranteed Indemnified Liabilities” shall mean the obligations or liabilities of Borrowers to Lender set forth in Section 4.30 hereof with respect to any personal injury, bodily injury, death or property damage occurring upon, in or about the DC Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways (including, without limitation, the Common Elements).

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the

Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrowers in the event that any of the following occur (each, a “Springing Recourse Event”):

(i)    a breach of the covenants set forth in Section 4.4 hereof (other than those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) or a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan that results in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach or any breach of clauses (a), (b), (d) or (n) of Schedule V attached hereto;

(ii)    any Borrower fails to obtain Lender’s prior consent to any subordinate financing secured by any Property or other voluntary Lien encumbering any Property;

(iii)    any Borrower fails to obtain Lender’s prior consent to any Transfer of any Property or any interest therein or any Transfer of any direct or indirect interest in any Borrower, in either case as required by the Mortgages or this Agreement other than a Permitted Transfer;

(iv)     intentionally omitted;

(v)    any Borrower or any SPC Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(vi)    any Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by such Borrower, such SPC Party or Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(vii)    the filing of an involuntary petition against any Borrower and/or any SPC Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which any Borrower and/or any SPC Party colludes with or otherwise assists such Person, and/or Borrower and/or any SPC Party solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower and/or any SPC Party by any Person;

(viii)    any Borrower and/or any SPC Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(ix)    any Borrower or any Affiliate, officer, director or representative which controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for such Borrower or any portion of the Property owned by such Borrower;

(x)    any Borrower or any SPC Party makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(xi)    (A) if the Condominium shall be terminated (following a Casualty, Condemnation or otherwise) without Lender’s prior written consent, (B) up to the Allocated Loan Amount for the DC Property, if any of the Condo Association, Board of Directors, Residential Council (as defined in the Condominium Documents), Commercial Council (as defined in the

Condominium Documents) or Unit Owners institutes or enforces any decision that has an unfair or disparate material adverse effect on the use, ownership, operation or value of the DC Property, any Borrower or the Loan, in each instance without Lender’s prior written consent thereto, or (C) if the DC Property is not promptly restored following a Casualty or Condemnation; provided, however, there shall be no liability under this clause (xi) to the extent Lender shall have received the Permitted Condo Amendment and all other terms and conditions set forth in Section 4.35(c) of this Agreement shall have been satisfied in connection therewith;

(xii)    any amendment, cancellation, termination or other modification of (or waiver by any Borrower of any material term under) the Condominium Documents without Lender’s prior written consent as required by the Mortgage or this Agreement.; or

(xiii)    if any Guarantor (or any Person comprising any Guarantor), any Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgages or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan.

Section 10.2    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3     Lender’s Discretion; Rating Agency Review Waiver.

(a)    Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)    Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

(c)    Prior to a Securitization or in the event that there is a Review Waiver, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.

Section 10.4    Governing Law.

(a)     THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTIES LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE

AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

1180 AVENUE OF THE AMERICAS, SUITE 210

NEW YORK, NEW YORK 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

Section 10.5     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, any Borrower shall entitle any Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	DBR Investments Co. Limited
60 Wall Street, 10th Floor
New York, New York 10005
Attention: Peter DiConza and Donna Corrigan
Facsimile No. (212) 797-4489

and to:	DBR Investments Co. Limited
60 Wall Street, 10th Floor
New York, New York 10005
Attention: General Counsel
Facsimile No. (646)736-5721

with a copy to:	Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202
Attention: John W. Gragg, Esq.
Facsimile No.: (502) 581-1087

with a copy to:	Key Bank National Association
Loan Servicing and Asset Management
11501 Outlook Street, Suite 300
Overland Park, KS 66211
Attention: Todd Reynolds
Facsimile No.: (877) 379-1625

If to Borrowers:	GIPFL 1300 S Dale Mabry, LLC
GIPDC 3707 14th St, LLC
GIPAL JV 15091 SW Alabama 20, LLC
401 East Jackson Street, Suite 3300
Tampa, Florida 33602
Attention: David Sobelman
Facsimile No.: (813) 448-1234

with a copy to:	Trenam Law
200 Central Avenue, Suite 1600
St. Petersburg, Florida 33701
Attention: Timothy M. Hughes, Esq.
Facsimile No.: (727) 502-3408

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrowers shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7    Waiver of Trial by Jury. EACH BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8     Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the Obligations of Borrowers hereunder. To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11    Waiver of Notice. No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to such Borrower.

Section 10.12     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrowers’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by one or more Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.

Section 10.14     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)    Borrowers and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrowers and Lender or to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)    The Loan Documents are solely for the benefit of Lender and Borrowers (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15    Publicity. All news releases, publicity or advertising by any Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y)

after the final Securitization of the Loan, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrowers’ approval and Borrowers authorize Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 10.16    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrowers, for themselves and their successors and assigns, waive all rights to a marshalling of the assets of any Borrower, any Borrower’s members or partners, as applicable, and others with interests in any Borrower, and of any Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of any Property in preference to every other claimant whatsoever.

Section 10.17    Certain Waivers. Borrowers hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which any Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, each Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, such Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrowers acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of any Borrower or its Affiliates.

Section 10.19    Brokers and Financial Advisors.

(a)    Each Borrower hereby represents that, except for BayBridge Real Estate Capital (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrowers will pay Broker a commission pursuant to a separate agreement. Each Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrowers or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

(b)    Notwithstanding anything in clause (a) above to the contrary, Borrowers hereby acknowledge that (i) at Lender’s sole discretion, Broker may receive further consideration from Lender relating to the Loan or any other matter for which Lender may elect to compensate Broker pursuant to a separate agreement between Lender and Broker (which compensation may include a one-time payment on the Closing Date, a profit sharing payment and/or ongoing payments from Lender to Broker), (ii) Lender shall have no obligation to disclose to Borrowers the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise and (iii) Borrowers have had the opportunity to speak with Broker regarding such additional consideration. Borrowers hereby acknowledge that such additional consideration may create a potential conflict of interest for the Broker in its relationship with Borrowers and/or Guarantors and agrees that (x) Lender is not responsible for any recommendations or advice that Broker has given to Borrowers or Guarantors, (y) Lender and Borrowers (and Guarantors) are dealing at arms’-length with each other in a commercial lending transaction and (z) no fiduciary or other special relationship exists or shall exist between them. Borrowers hereby further agree and acknowledge that Lender has not interfered with Broker’s relationship with Borrowers or Guarantors in connection with the transaction contemplated herein and has not caused Broker to breach any duty that it may owe Borrowers or Guarantors.

Section 10.20    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21    Servicer.

(a)    At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrowers shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrowers shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement.

(b)    Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of any Property, approvals under the Loan Documents, requested by Borrowers, other requests under the Loan defeasance, assumption of Borrowers’ obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan. All amounts payable to Lender or Servicer in exercising its rights under this Section 10.21 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date incurred.

Section 10.22    Joint and Several Liability. Each Borrower shall be jointly and severally liable for payment of the Debt and performance of all other obligations of Borrowers (or any of them) under this Agreement or any other Loan Document.

Section 10.23    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgages or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgages and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24    Regulatory Change; Taxes.

10.24.1    Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates exists or is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrowers is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrowers and Borrowers agree that to pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 10.24.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrowers a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

10.24.2    Special Taxes. Borrowers shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrowers shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

10.24.3    Other Taxes. In addition, Borrowers agree to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 10.25    Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrowers or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, no Borrower may assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.26    Cross Default; Cross Collateralization. Each Borrower acknowledges that Lender has made the Loan to Borrowers upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Each Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note.

Section 10.27    Contribution among Borrowers. Notwithstanding that Borrowers are jointly and severally liable to Lender for payment of the Loan, as among Borrowers, each shall be liable only for such Borrower’s Allocated Loan Amount and, accordingly, each Borrower whose Property or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Debt, to contribution from each of the other Borrowers pro-rata in accordance with their respective liabilities in accordance with this Agreement. This Allocated Loan Amount for each Borrower shall equal the Allocated Loan Amount for the Property owned by such Borrower.

Section 10.28    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:

(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)    As used in this Section 10.28 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.29    Appraisals. Lender may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrowers shall only be required to reimburse Lender for such new and/or updated appraisal if (A) an Event of Default is continuing or (B) such appraisal is required by applicable law or regulatory requirements.

Section 10.30    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.31    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrowers; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

DBR INVESTMENTS CO. LIMITED, a Cayman Islands corporation

By:	/s/ David Dugh
Name:	David Dugh
Title:	Director

By:	/s/ Paul K. Richardson
Name:	Paul K. Richardson
Title:	Director

[signatures continue on following page]

Loan Agreement

BORROWERS:

GIPFL 1300 S DALE MABRY, LLC, a Delaware limited liability company

By:	GIP DB SPE, LLC, a Delaware limited liability company, its Sole Member

	By:	GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership, its Sole Member

		By:	GENERATION INCOME PROPERTIES, INC., a Maryland corporation, its General Partner

			By:	/s/ David Sobelman
			Name:	David Sobelman
			Title:	President and CEO

GIPDC 3707 14TH ST, LLC, a Delaware limited liability company

By:	GIP DB SPE, LLC, a Delaware limited liability company, its Sole Member

	By:	GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership, its Sole Member

		By:	GENERATION INCOME PROPERTIES, INC., a Maryland corporation, its General Partner

			By:	/s/ David Sobelman
			Name:	David Sobelman
			Title:	President and CEO

[signatures continue on the next page]

Loan Agreement

GIPAL JV 15091 SW ALABAMA 20, LLC, a Delaware limited liability company

By:	GIP DB SPE, LLC, a Delaware limited liability company, its Sole Member

	By:	GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership, its Sole Member

		By:	GENERATION INCOME PROPERTIES, INC., a Maryland corporation, its General Partner

			By:	/s/ David Sobelman
			Name:	David Sobelman
			Title:	President and CEO

Loan Agreement

SCHEDULE I

RENT ROLLS

(Attached)

Sch. I-1

SCHEDULE II

REQUIRED REPAIRS

Property	Required Repair Item	Deadline	Cost Estimate	Reserve Deposit Amount (125% of Estimated Cost)
Starbucks, Tampa, FL	Accessibility: Post van signage	90 days after closing	$150	$187.50

7-11, Washington, DC	Mechanical and Electrical Systems: Test main control panel and post current inspection certificates	90 days after closing	$2,500	$3,125.00

Pratt & Whitney, Huntsville, AL	Site Improvement: cleanup of paved areas of debris and sedimentation in parking lot areas	90 days after closing	$3,000	$3,750.00

Pratt & Whitney, Huntsville, AL	Accessibility: One parking space reconfigured to be van accessible	90 days after closing	$350	$437.50

			Total Reserved:	$7,500.00

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

NONE

Sch. IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Each Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full, except as otherwise expressly permitted by the terms of this Agreement:

(a)    Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to Borrower by the Sole Member of Borrower in compliance with the provisions of this Schedule V. No equity capital was raised by Borrower. For the avoidance of doubt, there has been no direct or indirect commercial activity by the Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the Sole Member of the Borrower for the purpose of investing it in accordance with the provisions of this Schedule V

(b)    Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c)    Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)    Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property.

(e)    Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)    Borrower has been, is, and intends to remain solvent and Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(g)    Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not,

Sch. V-1

nor will Borrower permit any SPC Party to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (x) required pursuant to Section 18-202(b) of the Act or (y) (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents.

(h)    Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i)    Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)    Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(k)    (x) To the fullest extent permitted by applicable law, neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise), consolidation or merger, in whole or in part, of Borrower and (y) Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability company division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

(l)    Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)    Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

Sch. V-2

(n)    Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)    Each of Borrower’s general partner or managing member, as applicable, (each, an “SPC Party”) shall be a Delaware limited liability company or a corporation formed under the laws of any jurisdiction of the United States whose sole asset is its interest in Borrower and each such SPC Party (i) will cause Borrower to be a Special Purpose Bankruptcy Remote Entity; (ii) will at all times comply with each of the representations, warranties and covenants contained on this Schedule V (other than clauses (a), (b), (d) and (y)) as if such representation, warranty or covenant was made directly by such SPC Party; (iii) will not engage in any business or activity other than owning an interest in Borrower; (iv) will not acquire or own any assets other than its partnership or membership interest in Borrower; and (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than unsecured trade payables incurred in the ordinary course of business related to the ownership of an interest in Borrower that (A) do not exceed at any one time $10,000.00, and (B) are paid within thirty (30) days after the date incurred. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles or certificate of formation or incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(p)    The organizational documents of each SPC Party shall provide that at all times there shall be (and Borrower shall at all times cause there to be) at least one (1) duly appointed Independent Director or Independent Manager. In addition, the organizational documents of each SPC Party shall provide that no Independent Director or Independent Manager (as applicable) of such SPC Party may be removed or replaced without Cause and unless such SPC Party provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager (as applicable), together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(q)    The organizational documents of Borrower and each SPC Party shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(r)    The organizational documents of each SPC Party shall provide that such SPC Party shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires a unanimous vote of the (A) the sole member of such SPC Party (the “Sole Member”), (B) the board of directors of such SPC Party or (C) the committee of managers of such SPC Party designated to manage the business affairs of such SPC Party (the “Committee”), unless at the time of such action there shall be at least one (1) duly appointed Independent Director or Independent Manager and such Independent Director or Independent Manager (as applicable) has participated in such vote. The organizational documents of each SPC Party shall provide that actions requiring such unanimous

Sch. V-3

written consent, including the Independent Director or Independent Manager (as applicable), shall include each of the following with respect to such SPC Party and Borrower: (i) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seeking or consenting to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) taking any action that might cause such entity to become insolvent, (iv) making an assignment for the benefit of creditors, (v) admitting in writing its inability to pay debts generally as they become due, (vi) declaring or effectuating a moratorium on the payment of any obligations, or (vii) taking any action in furtherance of the foregoing. In addition, the organizational documents of each SPC Party shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (r), the Independent Director or Independent Manager (as applicable) shall consider only the interests of Borrower, including its creditors. No SPC Party shall (on behalf of itself or Borrower) take any of the foregoing actions without the unanimous written consent of its board of directors, its member(s) or the Committee, as applicable, including (or together with) all Independent Director or Independent Manager, as applicable. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to Borrower’s equity holders solely to the extent of their respective economic interests in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Director or Independent Manager (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the SPC Party or Borrower’s other equity holders, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(s)    Notwithstanding anything herein to the contrary, the SPC Party may be a Delaware single-member limited liability company provided that:

(i)    the organizational documents of such SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the Sole Member of such SPC Party to cease to be a member of such SPC Party (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents), the person acting as an Independent Director or Independent Manager (as applicable) of SPC Party shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of SPC Party, automatically be admitted as a member of SPC Party (a “Special Member”) and shall preserve and continue the existence of SPC Party without dissolution or division (whether pursuant to Section 18-217 of the Act or otherwise). The organizational documents of SPC Party shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to SPC Party as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable);

Sch. V-4

(ii)    the organizational documents of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to SPC Party; and

(iii)    the organizational documents of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding: (i) SPC Party shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of SPC Party or the occurrence of any other event which terminates the continued membership of the last remaining member of SPC Party in SPC Party unless the business of SPC Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of SPC Party to cease to be a member of SPC Party or that causes Sole Member to cease to be a member of SPC Party (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in SPC Party, agree in writing (I) to continue the existence of SPC Party, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of SPC Party, effective as of the occurrence of the event that terminated the continued membership of such member in SPC Party; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of SPC Party and upon the occurrence of such an event, the business of SPC Party shall continue without dissolution or division (whether pursuant to Section 18-217 of the Act or otherwise); (iv) in the event of the dissolution of SPC Party, SPC Party shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of SPC Party in an orderly manner), and the assets of SPC Party shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause SPC Party or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of SPC Party, to compel any sale of all or any portion of the assets of SPC Party pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, division (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of SPC Party and (vi) SPC Party shall be prohibited from effectuating a division, whether pursuant to Section 18-217 of the Act (if such entity is a Delaware limited liability company) or otherwise.

Sch. V-5

(t)    Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the representations, warranties and covenants in this Schedule V, and (ii) all of the organizational documents of Borrower and any SPC Party.

(u)    Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(v)    Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(w)    Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(x)    Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(y)    Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(z)    Borrower has and will have no obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(aa)    if such Borrower is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity (I) will not (A) dissolve, divide (whether pursuant to Section 18-217 of the Act or otherwise), merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Schedule V without the consent of the Lender and (II) shall not have the power to effectuate a division, whether pursuant to Section 18-217 of the Act (if such entity is a Delaware limited liability company) or otherwise.

(bb)    Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantors with respect to the Loan).

Sch. V-6

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s or SPC Party’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent

Sch. V-7

Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. V-8

SCHEDULE VI

INTELLECTUAL PROPERTY/WEBSITES

NONE

Sch. VI-1

SCHEDULE VII

LOCATION OF PROPERTIES AND ALLOCATED LOAN AMOUNTS

Property	Allocated Loan Amount
3707 14th Street NW, Washington, DC (the “DC Property”)	$1,912,500.00
1300 South Dale Mabry Highway, Tampa, Florida (the “Florida Property”)	$2,625,000.00
15091 Alabama Highway 20, Huntsville, Alabama (the “Alabama Property”)	$6,750,000.00

Sch. VII-1

SCHEDULE VIII

DESCRIPTION OF REA

•

AVIGATION AND HAZARD EASEMENT, dated July 31, 2000, recorded in the Limestone County, Alabama Office of the Judge of Probate, at RLPY 2000 26697, granted by Charles W. Daniel, Richard T. Darden, and George L. McCrary to The Huntsville-Madison County Airport Authority, an Alabama public corporation, and its successors and assigns.

Sch. VIII-1

SCHEDULE IX

CONDO ASSOCIATION BOARD OF DIRECTORS

1.	Heidi Abbasi

2.	Kelsey Moncrief

3.	Adela Martinez

Sch. IX-1

SCHEDULE X

PERMITTED CONDO AMENDMENT

(Attached hereto)

Sch. X-1

EXHIBIT A

CONDOMINIUM UNIT DESCRIPTION

Ex. A-1

EXHIBIT B

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of each Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	The general competitive conditions to which each Property is or may be subject.

(C)	Management of each Property.

(D)	Occupancy rate expressed as a percentage for each of the last five years.

(E)	Principal business, occupations and professions carried on in, or from each Property.

(F)

Number of Tenants occupying 10% or more of the total rentable square footage of each Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(G)	The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

(H)

Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose leases will expire.

(2)	The total area in square feet covered by such leases.

(3)	The annual rental represented by such leases.

(4)	The percentage of gross annual rental represented by such leases.

Ex. A-2